Filed Pursuant to Rule 424(b)(7)
Registration No. 333-199844

Explanatory Note: This prospectus supplement is being refiled solely to correct an error by the financial printer in the EDGAR version of this prospectus supplement filed on November 25, 2015. That filing incorrectly included preliminary prospectus language on the cover of the prospectus supplement.

PROSPECTUS SUPPLEMENT (TO PROSPECTUS DATED NOVEMBER 25, 2014)

2,175,000 Shares

QTS REALTY TRUST, INC.

Class A Common Stock

GA QTS Interholdco, LLC (the “selling stockholder”) is offering 2,175,000 shares of our Class A common stock. We will not receive any proceeds from the sale of our Class A common stock by the selling stockholder in this offering.

Our shares trade on the New York Stock Exchange under the symbol “QTS.” On November 20, 2015, the last sale price of the shares as reported on the New York Stock Exchange was $42.68 per share.

Our charter contains restrictions on ownership and transfer of our common stock intended to assist us in maintaining our status as a real estate investment trust for federal and/or state income tax purposes. For example, our charter generally restricts any person from actually or constructively owning more than 7.5% of the aggregate of the outstanding shares of our common stock by value or by number of shares, whichever is more restrictive, except for certain designated investment entities that may own up to 9.8% of the aggregate of the outstanding shares of our common stock, subject to certain conditions. See “Restrictions on Ownership and Transfer” in the accompanying prospectus.

We are an “emerging growth company” under the federal securities laws. Investing in our common stock involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement and the risk factors beginning on page 4 of our Annual Report on Form 10-K for the year ended December 31, 2014 and page 63 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, which are incorporated by reference herein.

The underwriter has agreed to purchase the common stock from the selling stockholder at a price of $41.625 per share, which will result in approximately $90.5 million of net proceeds to the selling stockholder before expenses. The underwriter may offer the shares of common stock from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

The selling stockholder named in this prospectus supplement has granted the underwriter the option to purchase up to an additional 326,250 shares of our common stock at the price set forth above, for 30 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares against payment on or about November 30, 2015.

Credit Suisse

The date of this prospectus supplement is November 24, 2015.

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus in making a decision about whether to invest in our common stock. Neither we, the selling stockholder, nor the underwriter (or any of our or their respective affiliates) have authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, any securities in any jurisdiction where it is unlawful to make such offer or solicitation. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any applicable free writing prospectus and any document incorporated by reference herein or therein is accurate only as of their respective dates or on the date or dates that are specified in such documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein or therein. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents incorporated by reference herein or therein, the information in this prospectus supplement will supersede such information. In addition, any statement in a filing we make with the Securities and Exchange Commission (the “SEC”) that adds to, updates or changes information contained in an earlier filing we made with the SEC shall be deemed to modify and supersede such information in the earlier filing.

This prospectus supplement does not contain all of the information that is important to you. You should read the accompanying prospectus as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation by Reference” in this prospectus supplement and “Where to Find Additional Information” in the accompanying prospectus. Unless the context requires otherwise, references in this prospectus supplement and the accompanying prospectus to “we,” “our,” “us” and “our company” refer to QTS Realty Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries, including QualityTech, LP, a Delaware limited partnership, which we refer to as the “Operating Partnership.” In addition, unless the context requires otherwise, references in this prospectus supplement to our “common stock” or our “Class A common stock” refer to our Class A common stock, $0.01 par value per share.

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FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, all of our statements regarding anticipated growth in our funds from operations and anticipated market conditions are forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	adverse economic or real estate developments in our markets or the technology industry;
•	global, national and local economic conditions;
•	risks related to our international operations;
•	difficulties in identifying properties to acquire and completing acquisitions;
•	our failure to successfully develop, redevelop and operate acquired properties, including data centers acquired in our acquisition of Carpathia Hosting, Inc.;
•	significant increases in construction and development costs;
•	the increasingly competitive environment in which we operate;
•	defaults on, or termination or non-renewal of, leases by customers;
•	increased interest rates and operating costs, including increased energy costs;
•	financing risks, including our failure to obtain necessary outside financing;
•	decreased rental rates or increased vacancy rates;
•	dependence on third parties to provide Internet, telecommunications and network connectivity to our data centers;
•	our failure to qualify and maintain our qualification as a real estate investment trust;
•	environmental uncertainties and risks related to natural disasters;
•	financial market fluctuations; and
•	changes in real estate and zoning laws and increases in real property tax rates.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Any forward-looking statements speak only as of the date on which they are made. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause our future results to differ materially from any forward-looking statements, see the section of this prospectus supplement entitled “Risk Factors” and the risk factors incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

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SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before making an investment decision with respect to our common stock. We urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein carefully, including the financial statements and notes to those financial statements incorporated by reference herein and therein. Please review the information under the heading “Risk Factors” in this prospectus supplement, the accompanying prospectus and included in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 for more information about important risks that you should consider before making an investment decision with respect to our common stock.

QTS Realty Trust, Inc.

We are a leading owner, developer and operator of state-of-the-art, carrier-neutral, multi-tenant data centers. Our data centers are facilities that house the network and computer equipment of multiple customers and provide access to a range of communications carriers. We have a fully integrated platform through which we own and operate our data centers and provide a broad range of IT infrastructure solutions. We refer to our spectrum of core data center products as our “3Cs,” which consists of Custom Data Center, Colocation and Cloud and Managed Services. We believe that we own and operate one of the largest portfolios of multi-tenant data centers in the United States, as measured by gross square footage, and have the capacity to more than double our leased raised floor without constructing or acquiring any new buildings.

As of September 30, 2015, we operated a portfolio of 25 data centers located throughout the United States, Canada, Europe and the Asia-Pacific region. Within the U.S., our data centers are located in some of the top U.S. data center markets plus other high-growth markets. Our data centers are highly specialized, full-service, mission-critical facilities used by our customers to house, power and cool the networking equipment and computer systems that support their most critical business processes. We believe that our data centers are best-in-class and engineered to adhere to the highest specifications commercially available to customers, providing fully redundant, high-density power and cooling sufficient to meet the needs of major national and international companies and organizations. This is in part reflected by our operating track record of “five-nines” (99.999%) reliability and by our diverse customer base of more than 1,000 customers, including financial institutions, healthcare companies, government agencies, communications service providers, software companies and global Internet companies.

We are a Maryland corporation formed in May 2013. Substantially all of our assets are owned directly or indirectly, and substantially all of our operations are conducted directly or indirectly, by our Operating Partnership. As of September 30, 2015, we owned an approximate 85.7% ownership interest in the Operating Partnership.

We believe that we have operated and have been organized in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) commencing with our taxable year ended December 31, 2013. Our qualification as a REIT, and maintenance of such qualification, depends upon our ability to meet, on a continuing basis, various complex requirements under the Internal Revenue Code of 1986, as amended (the “Code”), relating to, among other things, the sources of our gross income, the composition and values of our assets, our distributions to our stockholders and the concentration of ownership of our equity shares.

Our principal executive office is located at 12851 Foster Street, Overland Park, Kansas 66213. Our telephone number is (913) 814-9988. Our web address is www.qtsdatacenters.com. The information on or accessible through our website does not constitute a part of this prospectus supplement or any other applicable document.

Recent Developments

On October 27, 2015, the Operating Partnership entered into a Fourth Amended and Restated Credit Agreement (the “Amended and Restated Agreement”) with KeyBank National Association, as agent, the lenders party thereto, Bank of America, N.A., Citizens Bank, National Association f/k/a RBS Citizens, N.A., Deutsche Bank Securities Inc., Regions Bank, SunTrust Bank and Toronto Dominion (Texas) LLC, as co-syndication agents, and KeyBanc Capital Markets, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Regions Capital Markets, as joint lead arrangers and joint bookrunners. The Amended and Restated Agreement amended and restated the Third Amended and Restated Credit Agreement dated as of December 17, 2014 by and among the Operating Partnership, the lenders party thereto, KeyBank National Association, as agent, Bank of America, N.A., as co-syndication agent, Deutsche Bank AG New York Branch, as co-syndication agent, and Regions Bank, as co-syndication agent, and KeyBanc Capital Markets, as sole lead arranger and sole book manager, as amended. Borrowings under the Amended and Restated Agreement are unsecured and guaranteed by substantially all of the Operating Partnership’s subsidiaries.

The Amended and Restated Agreement provides for a term loan of $150 million, maturing on December 17, 2020, an additional term loan of $150 million, maturing on April 27, 2021, and a revolving credit facility of $600 million, maturing on December 17, 2019, with the option to extend until December 17, 2020, subject to satisfaction of certain conditions (collectively, the “Unsecured Credit Facility”). The Unsecured Credit Facility may be increased to up to $1.1 billion, subject to certain conditions, including the consent of the agent and obtaining necessary commitments. The lenders under the Unsecured Credit Facility may issue up to $30 million in letters of credit subject to the satisfaction of certain conditions. As of October 27, 2015, the term loans were fully funded, $206 million was outstanding under the revolving credit facility and there was an additional $2.0 million letter of credit outstanding.

Concurrently with the entry into the Amended and Restated Agreement described above, we terminated that certain Credit Agreement dated as of December 21, 2012 by and among us, Quality Investment Properties Richmond, LLC, Quality Technology Services Richmond II, LLC, the Operating Partnership, and Regions Bank, as agent, and the lenders party thereto, as amended (the “Richmond Credit Agreement”). We repaid in full all amounts outstanding under the Richmond Credit Agreement with the proceeds from the Amended and Restated Credit Agreement. Upon repayment, the liability of the Operating Partnership and its subsidiaries with respect to their obligations under the Richmond Credit Agreement was discharged. The Richmond Credit Agreement was scheduled to mature on June 30, 2019 by its terms. No early termination penalties were incurred as a result of the termination of the Richmond Credit Agreement.

The Offering

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of our Class A common stock, see “Description of Common Stock” in the accompanying prospectus.

Selling Stockholder
GA QTS Interholdco, LLC
Shares of Class A common stock offered by the selling stockholder
2,175,000 shares of Class A common stock (2,501,250 shares if the underwriter exercises in full its option to purchase additional shares)
Shares of Class A common stock outstanding immediately upon completion of this offering
41,011,359 shares of Class A common stock
Shares of Class A common stock and OP units outstanding immediately upon completion of this offering
47,808,359(1) shares of Class A common stock and OP units
Use of Proceeds
We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholder, but we will pay all expenses incident to this offering, other than any out-of-pocket expenses of the selling stockholder (including disbursements of counsel, accountants and other advisors).
Restrictions on Ownership and Transfer
Our charter contains restrictions on ownership and transfer of our common stock intended to assist us in maintaining our status as a real estate investment trust for federal and/or state income tax purposes. For example, our charter generally restricts any person from actually or constructively owning more than 7.5% of the aggregate of the outstanding shares of our common stock by value or by number of shares, whichever is more restrictive, except for certain designated investment entities that may own up to 9.8% of the aggregate of the outstanding shares of our common stock, subject to certain conditions. See “Restrictions on Ownership and Transfer” in the accompanying prospectus.
Risk Factors
Investing in our common stock involves a high degree of risk and the purchasers of our common stock may lose their entire investment. See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and accompanying prospectus for a discussion of factors that you should consider before making an investment decision with respect to our common stock.
NYSE symbol
QTS

(1)	Includes 6,748,437 Class A units of limited partnership of the Operating Partnership (the “OP units”) and 48,563 Class RS LTIP units of the Operating Partnership, in each case, held by limited partners of the Operating Partnership. Each Class RS LTIP unit is convertible into OP units by the Operating Partnership at any time or by the holder at any time following full vesting (if such unit is subject to vesting), and upon equalization of the capital account of a Class RS LTIP unit with the per unit capital account of the OP units (and full vesting of the Class RS LTIP unit, if such unit is subject to vesting), the Class RS LTIP unit will automatically convert into one OP unit, subject to certain exceptions and adjustments. The OP Units may, subject to certain limitations, be redeemed by the holder thereof for cash or, at our option, exchanged for shares of Class A common stock on a one-for-one basis.

RISK FACTORS

Investing in our common stock involves risks. In addition to other information in this prospectus supplement, you should carefully consider the following risks and the risks described in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, as well as other information and data set forth in this prospectus supplement and the accompanying prospectus and the documents we incorporate by reference herein and therein before making an investment decision with respect to our common stock. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, liquidity and results of operations and our ability to make cash distributions to our stockholders, which could cause you to lose all or a part of your investment in our common stock. Some statements in this prospectus supplement and the accompanying prospectus and the documents we incorporate by reference herein and therein, including statements in the following risk factors, constitute forward-looking statements. See “Forward-Looking Statements.”

Risks Related to this Offering

The trading volume and market price of our Class A common stock may be volatile and could decline significantly following this offering.

The market price of our Class A common stock may be volatile. The stock markets, including the NYSE, on which our Class A common stock is listed, have experienced significant price and volume fluctuations. As a result, the market price of our Class A common stock is likely to be similarly volatile, and could decline significantly, unrelated to our operating performance or prospects. If the per share trading price of our Class A common stock declines significantly, you may be unable to resell your shares at or above the purchase price. The market price of our Class A common stock could be subject to wide fluctuations in response to a number of factors, including those listed in this “Risk Factors” section of this prospectus supplement, the accompanying prospectus and included in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, and others such as:

•	our operating performance and prospects and those of other similar companies;
•	actual or anticipated variations in our financial condition, liquidity, results of operations, funds from operations, net operating income, earnings before interest, taxes, depreciation and amortization, monthly recurring revenue and the amount of distributions, if any, paid to our stockholders;
•	changes in our estimates or those of securities analysts relating to our earnings or other operating metrics;
•	publication of research reports about us, our significant customers, our competition, data center companies generally, the real estate industry or the technology industry;
•	additions or departures of key personnel;
•	the passage of legislation or other regulatory developments that adversely affect us or our industry;
•	changes in market valuations of similar companies;
•	adverse market reaction to leverage we may incur or equity we may issue in the future;
•	actions by institutional stockholders;
•	actual or perceived accounting issues, including changes in accounting principles;
•	compliance with NYSE requirements;
•	our qualification and maintenance as a REIT;
•	terrorist acts;
•	speculation in the press or investment community;
•	adverse developments in the creditworthiness, business or prospects of one or more of our significant customers;

•	general market and economic conditions; and
•	the realization of any of the other risk factors presented in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their common stock. This type of litigation, if brought against us, could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares by the selling stockholder, but we will pay all expenses incident to this offering, other than any out-of-pocket expenses of the selling stockholder (including disbursements of counsel, accountants and other advisors).

SELLING STOCKHOLDER

The selling stockholder, GA QTS Interholdco, LLC, is offering 2,175,000 shares of our common stock (2,501,250 shares if the underwriter exercises in full its option to purchase additional shares from the selling stockholder). We will not receive any proceeds from the sale of our common stock by the selling stockholder in this offering. The shares of common stock being offered by the selling stockholder were acquired by the selling stockholder in connection with our formation transactions and our IPO. The table below sets forth the name of the selling stockholder and certain information as of the date of this prospectus supplement:

The mailing address of the selling stockholder is c/o General Atlantic Service Company, LLC, 55 East 52nd Street, 32nd floor, New York, New York 10055.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to the Offering	Shares of Common Stock Offered Hereby(1)	Shares of Common Stock Beneficially Owned After Completion of the Offering(1)	Percentage of Outstanding Common Stock Beneficially Owned After Completion of the Offering(1)(2)
GA QTS Interholdco, LLC(3)	4,240,145	2,501,250	1,738,895	4.2%

(1)	Assumes the sale of 2,501,250 shares of our Class A common stock by the selling stockholder upon exercise in full of the underwriter’s option to purchase additional shares from the selling stockholder.
(2)	Based on 41,011,359 shares of our Class A common stock outstanding following completion of this offering.
(3)	Shares shown as beneficially owned by the selling stockholder prior to this offering consist of 4,240,145 shares of Class A common stock, of which the selling stockholder has sole voting and investment power. The members of GA QTS Interholdco, LLC are General Atlantic Partners 85, L.P., a Delaware limited partnership (“GAP 85”), General Atlantic Partners 93, L.P., a Delaware limited partnership (“GAP 93”), GAP Coinvestments III, LLC, a Delaware limited liability company (“GAPCO III”), GAP Coinvestments IV, LLC, a Delaware limited liability company (“GAPCO IV”), GAP Coinvestments CDA, L.P., a Delaware limited partnership (“GAPCO CDA”), and GAPCO GmbH & Co., KG, a German limited partnership (“KG,” and together with GAP 85, GAP 93, GAPCO III, GAPCO IV and GAPCO CDA, the “GA Funds”).

General Atlantic GenPar, L.P., a Delaware limited partnership (“GA Genpar”), is the general partner of GAP 85 and GAP 93. General Atlantic LLC (“GA LLC”) is the general partner of GA GenPar. GA LLC is also the managing member of GAPCO III and GAPCO IV and the general partner of GAPCO CDA. GAPCO Management GmbH, a German corporation (“GmbH”), is the general partner of KG.

There are 22 Managing Directors of GA LLC. GA QTS Interholdco, LLC, GAP 85, GAP 93, GAPCO III, GAPCO IV, GAPCO CDA, KG, GenPar, GmbH and GA LLC are a “group” under Rule 13d-5 under the Securities Exchange Act of 1934, as amended. The Managing Directors of GA LLC may be deemed to share voting and dispositive power with respect to shares and interests held by the GA Funds. The GA Funds control GA QTS Interholdco, LLC by virtue of their ownership of all of the interests of GA QTS Interholdco, LLC. Consequently, GA QTS Interholdco, LLC, the GA Funds, GA LLC and Managing Directors of GA LLC may, from time to time, consult among themselves and coordinate the voting and disposition of the shares held by GA QTS Interholdco, LLC. The mailing address of the foregoing entities (other than GmbH and KG) is c/o General Atlantic Service Company, LLC, 55 East 52nd Street, 32nd floor, New York, New York 10055. The mailing address of KG and GmbH Management is c/o General Atlantic GmbH, Maximilianstrasse 35b, 80539 Munich, Germany.

SUPPLEMENTAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion supplements and supersedes the discussion under the heading “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus. The following is a summary of certain additional federal income tax considerations with respect to the ownership of our stock.

The U.S. federal income tax treatment of holders of our stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our stock will depend on the stockholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our stock.

U.S. Federal Income Tax Considerations — Requirements for Qualification — Effect of Subsidiary Entities — Taxable REIT Subsidiaries

We currently have two taxable REIT subsidiaries. Subsidiaries of one of these taxable REIT subsidiaries, Quality Technology Services Holding, LLC, lease, and in some cases sub-lease, from us space at certain of our facilities where Cloud and Managed Services are provided. If the rent received on those leases from such subsidiaries is above market, the amounts paid to such subsidiaries for the Cloud and Managed Services are below market, or the cost reimbursement arrangements between such subsidiaries and us is not an arms’-length arrangement, we could be subject to the 100% excise tax on a portion of those payments received by us from, or expenses deducted by, such subsidiaries.

U.S. Federal Income Tax Considerations — Requirements for Qualification — Effect of Subsidiary Entities — Ownership of Partnership Interests

Recent legislation may alter who bears the liability in the event any subsidiary partnership is audited and an adjustment is assessed. Congress recently revised the rules applicable to federal income tax audits of partnerships (such as certain of our subsidiaries) and the collection of any tax resulting from any such audits or other tax proceedings, generally for taxable years beginning after December 31, 2017. Under the new rules, the partnership itself may be liable for a hypothetical increase in partner-level taxes (including interest and penalties) resulting from an adjustment of partnership tax items on audit, regardless of changes in the composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment. The new rules also include an elective alternative method under which the additional taxes resulting from the adjustment are assessed from the affected partners, subject to a higher rate of interest than otherwise would apply. Many questions remain as to how the new rules will apply, especially with respect to partners that are REITs, and it is not clear at this time what effect this new legislation will have on us. However, these changes could increase the federal income tax, interest, and/or penalties otherwise borne by us in the event of a federal income tax audit of a subsidiary partnership.

U.S. Federal Income Tax Considerations — Requirements for Qualification — Income Tests — Rents from Real Property

We lease, and in some cases sublease, space at certain of our facilities to subsidiaries of one of our taxable REIT subsidiaries, Quality Technology Services Holding, LLC. We have structured those leases and currently intend to structure future leases, if any, to qualify as true leases for U.S. federal income tax purposes. However, because we own 100% of the those subsidiaries and do not expect to qualify for the exception described in the accompanying prospectus for rents received from taxable REIT subsidiaries, we expect that all of the rent received from those subsidiaries will not be treated as “rents from real property.”

We are in the process of requesting a private letter ruling from the IRS in order to determine whether or not certain revenue derived from the operation of our data centers will qualify as “rents from real property” under Section 856(d). Specifically, we are requesting a ruling regarding providing “interconnection” and “cross connect” capabilities and the receipt of revenues with respect to those services will not cause any amounts received from tenants of the data center properties to be treated as other than “rents from real property” under Section 856(d) for purposes of Sections 856(c)(2)(C) and 856(c)(3)(A).

No assurance can be given that the IRS will conclude that revenues with respect to either of our “interconnection” or “cross connect” capabilities should be treated as “rents from real property” under the Code. If the IRS does not conclude that these revenues should be treated as “rents from real property” under the Code, then we will continue to conduct these operations through our taxable REIT subsidiaries, and income earned by the taxable REIT subsidiary in connection with these operations will continue to be subject to federal, state and local income tax.

U.S. Federal Income Tax Considerations — Taxation of Holders of Stock — Non-U.S. Stockholders —  Withholding on Payments to Certain Foreign Entities

Under revised delayed effective dates provided for in the regulations and subsequent guidance, the required withholding under FATCA will not begin until January 1, 2019 with respect to gross proceeds from a sale or other disposition of our stock.

UNDERWRITING

Credit Suisse Securities (USA) LLC is acting as underwriter for this offering. Subject to the terms and conditions set forth in the underwriting agreement, dated November 24, 2015, among us, the Operating Partnership, the selling stockholder and the underwriter, the selling stockholder has agreed to sell to the underwriter, and the underwriter has agreed to purchase from the selling stockholder, 2,175,000 shares of common stock.

The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions precedent such as the receipt by the underwriter of officers’ certificates and legal opinions and approval of certain legal matters by its counsel. The underwriting agreement provides that the underwriter will purchase all of the shares of common stock if any of them are purchased.

We, the Operating Partnership and the selling stockholder have agreed to indemnify the underwriter and certain of its controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriter may be required to make in respect of those liabilities.

The underwriter is offering the shares of common stock subject to its acceptance of the shares of common stock from the selling stockholder and subject to prior sale. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions, Discounts and Expenses

The underwriter is purchasing the shares of common stock from the selling stockholder at $41.625 per share. The underwriter may receive from purchasers of common stock normal brokerage commissions in amounts agreed with such purchasers. The underwriter may offer the shares of common stock from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. In connection with the sale of the shares of common stock offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares of common stock for whom they may act as agent or to whom they may sell as principal.

We estimate expenses payable by us in connection with this offering will be approximately $200,000 (including up to $5,000 of reimbursement for underwriter’s counsel in connection with FINRA matters). We estimate expenses payable by the selling stockholder in connection with this offering will be approximately $20,000.

Listing

Our common stock is listed on the NYSE under the trading symbol “QTS.”

Stamp Taxes

If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

Option to Purchase Additional Shares

The selling stockholder has granted to the underwriter an option, exercisable for 30 days from the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of 326,250 shares from the selling stockholder at the price set forth on the cover page of this prospectus supplement.

No Sales of Similar Securities

The Company and the selling stockholder have agreed, subject to specified exceptions, not to directly or indirectly:

•	sell, offer, contract, lend or grant any option to purchase (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, liquidate or decrease any “call equivalent position” within the meaning of Rule 16a-1(b) under the Securities Exchange Act of 1934, as amended, or
•	otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock currently or hereafter owned either of record or beneficially, or
•	publicly announce an intention to do any of the foregoing for a period of 30 days, with respect to the Company, and 60 days, with respect to the selling stockholder, after the date of this prospectus without the prior written consent of the underwriter.

This restriction terminates after the close of trading of the common stock on and including the 30th day or 60th day, with respect to the Company or the selling stockholder, respectively, after the date of this prospectus.

The underwriter may, in its sole discretion and at any time or from time to time before the termination of the 30-day period or 60-day period, as applicable, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriter and any of our stockholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the lock-up period.

Electronic Distribution

A prospectus supplement and accompanying prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by the underwriter or its affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriter may agree with the selling stockholder to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations. Other than the prospectus supplement and accompanying prospectus in electronic format, the information on the underwriter’s web sites and any information contained in any other web site maintained by the underwriter is not part of this prospectus supplement and accompanying prospectus, has not been approved and/or endorsed by us or the underwriter and should not be relied upon by investors.

Other Activities and Relationships

The underwriter and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of its various business activities, the underwriter and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. The underwriter and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Sales Outside of the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus supplement and accompanying prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus come are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Sales of shares of common stock made outside of the United States may be made by affiliates of the underwriter.

Notice to Prospective Investors in Australia

This prospectus supplement and the accompanying prospectus:

•	do not constitute a disclosure document under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);
•	have not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and do not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act; and
•	may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The shares of common stock may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares of common stock may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares of common stock may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares of common stock, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares of common stock under this prospectus supplement and the accompanying prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares of common stock you undertake to us that you will not, for a period of 12 months from the date of issue of the shares of common stock, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus and the accompanying prospectus relate to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. They must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and the accompanying prospectus nor taken steps to verify the information set forth herein and therein and has no responsibility for this prospectus supplement and the accompanying prospectus. The shares of common stock to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of common stock offered should conduct their own due diligence on the shares of common stock. If you do not understand the contents of this prospectus supplement and the accompanying prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), no offer of shares of common stock may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
B.	to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriter; or
C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of common stock shall require us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of common stock to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriter has been obtained to each such proposed offer or resale.

We, the underwriter and its affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Directive. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of shares of common stock in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares of common stock. Accordingly any person making or intending to make an offer in that Relevant Member State of shares of common stock which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriter have authorized the making of any offer of shares of common stock in circumstances in which an obligation arises for us or the underwriter to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe for the shares of common stock, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and any amendment thereto, including by Directive 2010/73/EU) and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in Hong Kong

The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to, including the shares of common stock, is available only to and will be engaged in only with, relevant persons.

Notice to Prospective Investors in Germany

This prospectus supplement and the accompanying prospectus have not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für finanzdienstleistungsaufsicht — BaFin) nor any other German authority has been notified of the intention to distribute our common stock in Germany. Consequently, the shares of common stock may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this prospectus supplement, the accompanying prospectus and any other document relating to this offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of the shares of common stock to the public in Germany or any other means of public marketing. The shares of common stock are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This prospectus supplement and the accompanying prospectus are strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Notice to Prospective Investors in the Netherlands

The shares of common stock may only be offered to legal entities which are qualified investors as defined in the Prospectus Directive.

Notice to Prospective Investors in Luxembourg

This prospectus supplement and the accompanying prospectus have not been approved by and will not be submitted for approval to the Luxembourg financial sector supervisory authority, Commission de Surveillance du Secteur Financier (the “CSSF”), for purposes of public offering or sale in the Grand Duchy of Luxembourg (“Luxembourg”). Accordingly, the shares of common stock may not be offered or sold to the public in Luxembourg, directly or indirectly, and neither this prospectus supplement, the accompanying prospectus, nor any other offering circular, prospectus, form of application, advertisement or other material related to the shares of common stock may be distributed, or otherwise be made available in or from, or published in, Luxembourg, except if a prospectus has been duly approved by the CSSF in accordance with the Law of July 10, 2005 on prospectuses for securities, as amended from time to time (the “Prospectus Law”), or the offer benefits from an exemption to or constitutes a transaction otherwise not subject to the requirement to publish a prospectus for the purpose of the Prospectus Law.

Notice To Prospective Investors In France

Neither this prospectus supplement nor the accompanying prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers and to us. The shares of common stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

Neither this prospectus supplement nor the accompanying prospectus has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or
•	used in connection with any offer for subscription or sale of the shares of common stock to the public in France.

Such offers, sales and distributions have been and will only be made in France:

•	to qualified investors (investisseurs qualifiés), other than individuals, and/or to a restricted circle of investors (cercle restreint d’investisseurs), other than individuals, in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-4, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;
•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or
•	in a transaction that, in accordance with article L.411-2-I-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer.

The shares of common stock may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier and applicable regulations thereunder.

LEGAL MATTERS

The validity of the shares of Class A common stock offered by this prospectus supplement and the accompanying prospectus and certain federal income tax matters will be passed upon for us by Hogan Lovells US LLP. Sidley Austin LLP has acted as counsel to the underwriter. Paul, Weiss, Rifkind, Wharton & Garrison LLP has acted as counsel to the selling stockholder.

EXPERTS

The consolidated financial statements of QTS Realty Trust, Inc. and subsidiaries as of December 31, 2014 and 2013 and for the year ended December 31, 2014 and for the period from May 17, 2013 to December 31, 2013 and of QualityTech, LP, each as of December 31, 2014 and 2013 and for the period from January 1, 2013 to October 14, 2013 and for each of the three years ended December 31, 2014, appearing in QTS Realty Trust, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014 including schedules appearing therein have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Carpathia Holdings, LLC and subsidiaries as of December 31, 2014 and for the year then ended have been audited by RSM US LLP, formerly known as McGladrey LLP, independent auditor, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

SEC rules allow us to incorporate information into this prospectus supplement and accompanying prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and accompanying prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2014;
•	the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 19, 2015 incorporated by reference in the Annual Report on Form 10-K for the period ended December 31, 2014;
•	our Quarterly Report on Form 10-Q for the periods ended March 31, 2015, June 30, 2015 and September 30, 2015;
•	our Current Reports on Form 8-K and 8-K/A filed on March 2, 2015, May 6, 2015, May 12, 2015, June 1, 2015, June 2, 2015, June 5, 2015, June 19, 2015, August 14, 2015, November 2, 2015 and November 23, 2015;
•	the description of our Class A common stock included in our Registration Statement on Form 8-A, filed on October 1, 2013, and all reports filed for the purpose of updating that description; and
•	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering.

We also incorporate by reference into this prospectus supplement and accompanying prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1933, as amended, from the date of this prospectus supplement until the termination of this offering. We are not, however, incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K. These documents may include, among others, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You may read and copy the registration statement and any other documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s Internet site at http://www.sec.gov. Our reference to the SEC’s Internet site is intended to be an inactive textual reference only. We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus supplement and the accompanying prospectus, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A written or telephone request should be made to:

QTS Realty Trust, Inc.
12851 Foster Street
Overland Park, KS 66213
(913) 814-9988
Attn: Investor Relations

PROSPECTUS

26,168,557 Shares of Class A Common Stock

This prospectus relates to:

(i)	the offer and sale from time to time of up to 16,643,645 shares of Class A common stock, $0.01 par value per share (“Class A common stock”) of QTS Realty Trust, Inc. by GA QTS Interholdco, LLC (“General Atlantic”) that were issued in connection with our formation transactions and our initial public offering (the “IPO”);
(ii)	the offer and sale from time to time of (A) up to 133,000 shares of Class A common stock by Chad L. Williams, our Chairman and Chief Executive Officer, that we may issue to him from time to time upon conversion of 133,000 shares of Class B common stock, $0.01 par value per share (“Class B common stock”), that were issued to him in connection with our formation transactions and (B) up to 47,619 shares of Class A common stock by Mr. Williams that were issued in our IPO;
(iii)	the issuance of up to 7,713,687 shares of Class A common stock (the “OP Redemption Shares”) that we may issue to holders of units of limited partnership interest (“OP units”) in QualityTech, LP (the “Operating Partnership”) and to any of their permitted transferees or other successors in interest upon tender of OP units for redemption;
(iv)	the issuance of up to 1,630,606 shares of Class A common stock (the “LTIP Redemption Shares,” and with the OP Redemption Shares, the “Redemption Shares”) that we may issue to holders of Class RS LTIP units and Class O LTIP units of the Operating Partnership (collectively, “LTIP units”) either directly in exchange for LTIP units or upon redemption of OP units issued upon conversion of LTIP units; and
(v)	the offer and sale from time to time of any Redemption Shares by persons who may be deemed to be our affiliates.

We will not receive any cash proceeds from the sale of any shares of Class A common stock by the selling security holders or from the issuance of the Redemption Shares to the former holders of OP units or LTIP units, or any subsequent sale of the Redemption Shares by such unit holders, but we will acquire units from redeeming unit holders in exchange for any shares of Class A common stock that we may issue pursuant to this prospectus.

The 7,713,687 OP units that may be redeemed were issued by the Operating Partnership at different times to officers, directors and employees from August 2009 to September 2014 and the 1,630,606 LTIP units for which we may issue shares of Class A common stock were issued at different times to officers, directors and employees from May 2010 to June 2013. Upon any redemption of OP units (including OP units issued upon conversion of LTIP units), we may elect to pay cash rather than shares of Class A common stock.

We are registering the resale or issuance of the shares of Class A common stock to permit the holders thereof to sell them without restriction in the open market or otherwise, but the registration of the shares of Class A common stock does not necessarily mean that any holders will elect to redeem their OP units or exchange their LTIP units or that General Atlantic or Chad L. Williams will sell its or his shares.

Our charter contains restrictions on ownership and transfer of our common stock intended to assist us in maintaining our status as a real estate investment trust for federal and/or state income tax purposes. For example, our charter generally restricts any person from actually or constructively owning more than 7.5% of the aggregate of the outstanding shares of our common stock by value or by number of shares, whichever is more restrictive, except for certain designated investment entities that may own up to 9.8% of the aggregate of the outstanding shares of our common stock, subject to certain conditions. See “Restrictions on Ownership and Transfer.”

Our Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “QTS.” On November 3, 2014, the last reported sale price of our shares of Class A common stock on the NYSE was $35.51 per share. Our principal executive offices are located at 12851 Foster Street, Overland Park, KS 66213 and our telephone number is (913) 814-9988.

You should carefully read this entire prospectus, the documents that are incorporated by reference in this prospectus and any prospectus supplement before you invest in our Class A common stock.

Investing in our Class A common stock involves risks. You should carefully consider the risks described under “Risk Factors” on page 4 of this prospectus, as well as the other information contained or incorporated by reference in this prospectus and any prospectus supplement, before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated November 25, 2014.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and any applicable prospectus supplement. To the extent there are any inconsistencies between the information in this prospectus and any prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should rely only on the information provided or information to which we have referred you, including any information incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information appearing in this prospectus, any free writing prospectus and any applicable prospectus supplement prepared by us or the other documents incorporated by reference herein or therein is accurate only as of their respective dates or on the date or dates that are specified in these documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

You should read carefully the entire prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference in the prospectus and any applicable prospectus supplement, which we have referred you to in “Incorporation of Certain Information by Reference” below, before making an investment decision. Information incorporated by reference after the date of this prospectus may add, update or change information contained in this prospectus. Statements contained or deemed to be incorporated by reference in this prospectus or any applicable prospectus supplement as to the content of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed as an exhibit to a document incorporated or deemed to be incorporated by reference in this prospectus or such prospectus supplement, each such statement being qualified in all respects by such reference. Any information in such subsequent filings and any applicable prospectus supplement that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

Unless the context requires otherwise, references in this prospectus to “we,” “our,” “us” and “our company” refer to QTS Realty Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries, including QualityTech, LP, a Delaware limited partnership, which we refer to as the “Operating Partnership.”

FORWARD-LOOKING STATEMENTS

Some of the statements contained in, or incorporated by reference into, this prospectus constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, and all of our statements regarding anticipated growth in our funds from operations and anticipated market conditions are forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “pro forma,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You also can identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in, or incorporated by reference into, this prospectus reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	adverse economic or real estate developments in our markets or the technology industry;
•	national and local economic conditions;
•	difficulties in identifying properties to acquire and completing acquisitions;
•	our failure to develop, redevelop and operate acquired properties successfully;
•	significant increases in construction and development costs;
•	the increasingly competitive environment in which we operate;
•	defaults on or non-renewal of leases by customers;
•	increased interest rates and operating costs, including increased energy costs;
•	financing risks, including our failure to obtain necessary outside financing;
•	decreased rental rates or increased vacancy rates;
•	dependence on third parties to provide Internet, telecommunications and network connectivity to our data centers;
•	our failure to qualify and maintain our qualification as a real estate investment trust;
•	environmental uncertainties and risks related to natural disasters;
•	financial market fluctuations; and
•	changes in real estate and zoning laws and increases in real property tax rates.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. Any forward-looking statements speak only as of the date on which they are made. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause our future results to differ materially from any forward-looking statements, see the section of this prospectus entitled “Risk Factors” and the risk factors incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2013.

OUR COMPANY

We are a leading owner, developer and operator of state-of-the-art, carrier-neutral, multi-tenant data centers. Our data centers are facilities that house the network and computer equipment of multiple customers and provide access to a range of communications carriers. We have a fully integrated platform through which we own and operate our data centers and provide a broad range of IT infrastructure solutions. We refer to our spectrum of core data center products as our “3Cs,” which consists of Custom Data Center, Colocation and Cloud and Managed Services. We believe that we own and operate one of the largest portfolios of multi-tenant data centers in the United States, as measured by gross square footage, and have the capacity to more than double our leased raised floor without constructing or acquiring any new buildings.

As of September 30, 2014, we operated a portfolio of 12 data centers across seven states, located in some of the top U.S. data center markets plus other high-growth markets. Our data centers are highly specialized, full-service, mission-critical facilities used by our customers to house, power and cool the networking equipment and computer systems that support their most critical business processes. We believe that our data centers are best-in-class and engineered to among the highest specifications commercially available to customers, providing fully redundant, high-density power and cooling sufficient to meet the needs of major national and international companies and organizations. This is in part reflected by our operating track record of “five-nines” (99.999%) reliability and by our diverse customer base of more than 850 customers, including financial institutions, healthcare companies, government agencies, communications service providers, software companies and global Internet companies.

We are a Maryland corporation formed on May 17, 2013. On October 15, 2013, we completed our IPO of Class A common stock, $0.01 par value per share. Our Class A common stock trades on the New York Stock Exchange (“NYSE”) under the ticker symbol “QTS.” Concurrently with the completion of the IPO, we consummated a series of transactions pursuant to which we became the sole general partner and majority owner of Quality Tech, LP (the “Operating Partnership”). We contributed the net proceeds of the IPO to the Operating Partnership in exchange for units of limited partnership interest. As of September 30, 2014, we owned an approximate 78.8% ownership interest in the Operating Partnership. Substantially all of our assets are held by, and our operations are conducted through, the Operating Partnership.

We believe that we have operated and are organized in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) commencing with our taxable year ended December 31, 2013. Our qualification as a REIT, and maintenance of such qualification, depends upon our ability to meet, on a continuing basis, various complex requirements under the Internal Revenue Code of 1986, as amended (the “Code”), relating to, among other things, the sources of our gross income, the composition and values of our assets, our distributions to our stockholders and the concentration of ownership of our equity shares.

Our principal executive office is located at 12851 Foster Street, Overland Park, Kansas 66213. Our telephone number is (913) 814-9988. Our web address is www.qtsdatacenters.com. The information on or accessible through our website does not constitute a part of this prospectus or any applicable prospectus supplement.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2013 and incorporated by reference herein, together with all other information contained in or incorporated by reference into this prospectus, as updated by our subsequent filings under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and the risk factors and other information contained in any applicable prospectus supplement before acquiring any of such securities. The following discussion of risk factors is not intended to be exhaustive, but to supplement those other discussions of risk factors specific to this offering. The occurrence of any of the events described could materially and adversely affect our business, prospects, financial condition, results of operations and our ability to make cash distributions to our stockholders, which could cause you to lose all or a significant part of your investment in our securities. Some statements in this prospectus constitute forward-looking statements. Please refer to the section entitled “Forward-Looking Statements.”

Risks Related to the Redemption of OP Units for Common Stock

The redemption of OP units for our Class A common stock is a taxable transaction.

The redemption of OP units for shares of our Class A common stock will be treated for tax purposes as a sale of the OP units by the limited partner making the redemption. A limited partner will recognize gain or loss for federal income tax purposes in an amount equal to the fair market value of the shares of our Class A common stock received in the redemption, plus the amount of the Operating Partnership’s liabilities allocable to the OP units being redeemed, less the limited partner’s adjusted tax basis in the OP units redeemed. The recognition of any loss resulting from a redemption of OP units for shares of our Class A common stock is subject to a number of limitations set forth in the Code. It is possible that the amount of gain recognized or even the tax liability resulting from the gain could exceed the value of the shares of our Class A common stock received upon redemption. In addition, a limited partner may have difficulty finding buyers for a substantial number of shares of our Class A common stock in order to raise cash to pay the tax liabilities associated with the redemption of our OP units and, if such buyers are found, may not receive a price for the shares of our Class A common stock equal to the value of the OP units at the time of the redemption. See “Redemption and Exchange of Units — Certain U.S. Federal Income Tax Consequences of Redemption or Exchange.”

An investment in our Class A common stock is different from an investment in OP units.

If a limited partner redeems his or her OP units for shares of our Class A common stock, he or she will become one of our stockholders rather than a limited partner in the Operating Partnership. Although the nature of an investment in our Class A common stock is similar to an investment in OP units, there are also differences between ownership of OP units and ownership of our Class A common stock. These differences may in some respects be less advantageous than ownership of OP units and include, among others, the form of organization, management control, voting and consent rights, liquidity and federal income tax considerations. See “Comparison of Ownership of OP Units and Common Stock” for a more detailed description of the differences between the ownership of OP units and ownership of our common stock.

USE OF PROCEEDS

We will not receive any proceeds from the issuance or sale of shares of Class A common stock offered by this prospectus, but we will acquire OP units or LTIP units in exchange for shares of Class A common stock we may issue to a redeeming or exchanging unitholder. Consequently, with each redemption of OP units or exchange of LTIP units, our percentage ownership interest in the Operating Partnership will increase.

We will pay all expenses incident to the registration of the shares of our Class A common stock offered herein, other than any discounts or commissions to any underwriter or broker attributable to the sale by selling stockholders, or any fees or expenses incurred by the selling stockholders that, according to the written instructions of any regulatory authority, we are not permitted to pay.

REDEMPTION AND EXCHANGE OF UNITS

OP Units

As a general rule, a limited partner may elect to redeem his or her OP units at any time beginning one year following the later of (1) November 1, 2013 (which is the beginning of the first full calendar month following the completion of our IPO), and (2) the date of the issuance of the OP units held by the limited partner. However, if we give the limited partners notice of our intention to make an extraordinary distribution of cash or property to our stockholders or effect a merger, a sale of all or substantially all of our assets, or any other similar extraordinary transaction, each limited partner may exercise its unit redemption right, regardless of the length of time it has held its OP units. This unit redemption right begins when such notice is given, which must be at least 20 business days before the record date for determining stockholders eligible to receive the distribution or to vote upon the approval of the merger, sale or other extraordinary transaction, and ends on the record date. We, in our sole discretion, may shorten the required notice period of not less than 20 business days prior to the record date to determine the stockholders eligible to vote upon a distribution or extraordinary transaction. If no record date is applicable, we may shorten the required notice period of not less than 20 business days before a distribution in our sole and absolute discretion. In addition, we, in our sole discretion, may reduce or waive the length of the period prior to which a limited partner may not exercise this redemption right.

A limited partner may exercise its unit redemption right by giving written notice to the Operating Partnership and us. The OP units specified in the notice generally will be redeemed on the twentieth business day following the date the Operating Partnership and we received the redemption notice or, in the case of the exercise of a unit redemption right in connection with an extraordinary transaction, the date the Operating Partnership and we received the redemption notice. A limited partner may not exercise the unit redemption right for fewer than 1,000 OP units, or if the limited partner holds fewer than 1,000 OP units, all of the OP units held by that limited partner. The redeeming partner will have no right to receive any distributions paid on or after the redemption date with respect to those OP units redeemed.

Unless we elect to assume and perform the Operating Partnership’s obligation with respect to the unit redemption right, as described below, a limited partner exercising a unit redemption right will receive cash from the Operating Partnership in an amount equal to the market value of shares of our Class A common stock for which the OP units would have been redeemed if we had assumed and satisfied the Operating Partnership’s obligation by paying shares of our Class A common stock, as described below. The market value of our Class A common stock for this purpose (assuming a market then exists) will be equal to the average of the closing trading price of our Class A common stock on the NYSE for the 10 trading days before the day on which we received the redemption notice.

We may to elect to assume and perform the Operating Partnership’s obligation to acquire the OP units being redeemed in exchange for either cash in the amount specified above or a number of shares of our Class A common stock equal to the number of OP units offered for redemption, adjusted as specified in the partnership agreement of the Operating Partnership to take into account prior share dividends or any subdivisions or combinations of our common stock. As general partner, we will have the sole discretion to elect whether the redemption right will be assumed by us and satisfied in shares of our common stock or satisfied by the Operating Partnership in cash. No redemption or exchange can occur if delivery of shares of Class A common stock by us would be prohibited either under the provisions of our charter or under applicable federal or state securities laws, in each case regardless of whether we would in fact elect to assume and satisfy the unit redemption right with shares.

Notwithstanding the foregoing, in the event of an extraordinary distribution of cash or property to our stockholders or if we effect a merger, a sale of all or substantially all of our assets, or any other similar extraordinary transaction, we will have the right, exercisable in our sole and absolute discretion, to deem the redemption rights of all holders of OP units automatically exercised and assumed by us for shares of our common stock, effective upon the date on which such transaction is consummated.

LTIP Units

LTIP units are a special class of limited partnership units in the Operating Partnership that are structured to qualify as “profits interests” for tax purposes, with the result that at issuance they have no capital account in the Operating Partnership. The Operating Partnership currently has two classes of LTIP units outstanding: Class RS LTIP units and Class O LTIP units.

Conversion into OP Units

Class R LTIP Units.  Initially, each Class RS LTIP unit has a capital account of zero, and, therefore, the holder of the Class RS LTIP unit would receive nothing if the Operating Partnership were liquidated immediately after the Class RS LTIP unit is awarded. However, the partnership agreement requires that “book gain” or economic appreciation in our assets realized by the Operating Partnership, whether as a result of an actual asset sale or upon the revaluation of our assets, as permitted by applicable Treasury Regulations, be allocated first to the Class RS LTIP units until the capital account per Class RS LTIP unit is equal to the capital account per OP unit. The applicable Treasury Regulations and the partnership agreement provide that assets of the Operating Partnership may be revalued upon specified events, including upon additional capital contributions by us or other partners of the Operating Partnership, upon a distribution by the Operating Partnership to a partner in redemption of partnership interests, upon the liquidation of the Operating Partnership or upon a later issuance of additional LTIP units. Each Class RS LTIP unit is convertible into OP units by the Operating Partnership at any time or by the holder at any time following full vesting (if such unit is subject to vesting), and upon equalization of the capital account of a Class RS LTIP unit with the per unit capital account of the OP units (and full vesting of the Class RS LTIP unit, if such unit is subject to vesting), the Class RS LTIP unit will automatically convert into one OP unit, subject to certain exceptions and adjustments.

Class O LTIP Units.  Initially, each Class O LTIP unit has a capital account of zero and, therefore, the holder of the Class O LTIP unit would receive nothing if the Operating Partnership were liquidated immediately after the Class O LTIP unit is awarded. However, the partnership agreement requires that “book gain” or economic appreciation in our assets realized by the Operating Partnership, whether as a result of an actual asset sale or upon the revaluation of our assets, as permitted by applicable Treasury Regulations, be allocated to the Class O LTIP units (after allocations to the Class RS LTIP units and together with the OP units) until the capital account per Class O LTIP unit is equal to the excess of the capital account per OP unit over the amount of such capital account on the date of issuance of the Class O LTIP unit. Each Class O LTIP unit is convertible into OP units by the Operating Partnership at any time or by the holder at any time following full vesting (if such unit is subject to vesting), and upon equalization of the capital account of a Class O LTIP unit (and full vesting of the Class O LTIP unit, if such unit is subject to vesting), the Class O LTIP unit generally will be convertible into a number of OP units equal to (i) the Class O LTIP unit’s capital account divided by (ii) the capital account balance of an OP unit (i.e., in a manner similar to a typical stock appreciation right), subject to certain exceptions and adjustments.

There is a risk that a Class RS LTIP unit or Class O LTIP unit will never become convertible into OP units because of insufficient gain realization to equalize capital accounts, and, therefore, the value that a holder will realize for a given number of vested Class RS LTIP units and Class O LTIP units may be less than the value of an equal number of shares of our Class A common stock.

Any OP units received on conversion of LTIP units may be redeemed by the holder thereof for cash or, at our option, shares of Class A common stock, as described above under “— OP units.”

Optional Exchanges for Class A Common Stock

From time to time, we may offer to purchase LTIP units from holders in exchange for shares of Class A common stock or cash. LTIP unitholders are under no obligation to accept any such offer, but to the extent they do, we may issue shares of Class A common stock for each repurchased LTIP unit with a value equal to, with respect to each Class O LTIP unit, the difference between the Stock Price (as defined below) and the capital account per OP unit on the date of issuance of such LTIP unit, and with respect to each Class RS unit, equal to the Stock Price. “Stock Price” means the greater of (1) the average closing price of our Class A common stock on the NYSE on the ten business days preceding the offer date, and (2) the closing price of the our Class A common stock at the close of business on the offer date.

Certain U.S. Federal Income Tax Consequences of Redemption or Exchange

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to a limited partner of the Operating Partnership who (A) exercises his or her right to require the redemption of OP units (including but not limited to OP units issued upon conversion of LTIP units into OP units), or (B) accepts our offer to purchase his/her LTIP units in exchange for shares of Class A common stock. This discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of U.S. federal income taxation that may be relevant to a prospective OP unitholder in light of his or her particular circumstances or to OP unitholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) who are subject to special treatment under the U.S. federal income tax laws. Because the specific tax consequences to a holder exercising such holder’s redemption right will depend upon the specific circumstances of that holder, each holder considering exercising the redemption right is strongly urged to consult such holder’s own tax advisor regarding the specific federal, state, local and non-U.S. tax consequences to such holder of the exercise of the redemption right in light of such holder’s specific circumstances.

Tax Treatment of the Redemption of OP Units

If we assume and perform the redemption obligation with respect to OP units, the redemption will be treated by us and the Operating Partnership as a sale of such OP units by the redeeming limited partner to us in a fully taxable transaction. In that event, such sale will be fully taxable to the redeeming limited partner and such redeeming limited partner will be treated as realizing for tax purposes an amount equal to the sum of the cash or the value of our Class A common stock received in the exchange plus the amount of certain Operating Partnership liabilities allocable to such redeemed OP units at the time of the redemption. The determination of the amount of gain or loss in the event of sale treatment is discussed more fully below.

If we do not elect to assume the obligation to redeem a limited partner’s OP units, the Operating Partnership may redeem such OP units for cash. If the Operating Partnership redeems OP units for cash that we contribute to it to effect such redemption, the redemption of those OP units likely would be treated for tax purposes as a sale of such OP units to us in a fully taxable transaction, although the matter is not free from doubt. In that event, the redeeming limited partner would be treated as realizing an amount equal to the sum of the cash received in the exchange plus the amount of certain Operating Partnership liabilities allocable to the redeemed OP units at the time of the redemption. The determination of the amount of gain or loss is discussed more fully below.

If, instead, the Operating Partnership chooses to redeem a limited partner’s OP units for cash that is not contributed by us to effect the redemption, the redemption will not be treated as a sale to us of the redeeming partners limited partner’s OP units. Rather, the redemption of the limited partner’s OP units would be treated as a repurchase of the OP units by the Operating Partnership. If the Operating Partnership redeems less than all of a limited partner’s OP units, such limited partner would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the share of the Operating Partnership nonrecourse liabilities allocable to the redeemed OP units, exceeded the limited partner’s adjusted basis in all of such limited partner’s OP units immediately before the redemption. You are urged to consult your tax advisor regarding the specific federal, state, local and non-U.S. tax consequences to you if the Operating Partnership elects to redeem your limited partner OP units for cash.

Tax Treatment of Sale of OP Units

If an OP unit is sold, or otherwise disposed of, gain or loss from the disposition will be based on the difference between the amount realized on the disposition and the limited partner’s adjusted tax basis attributable to the limited partner’s OP unit. The amount realized on the disposition of an OP unit generally will equal the sum of:

•	any cash received;
•	the fair market value of any other property received; and
•	the amount of the Operating Partnership liabilities allocated to the OP units redeemed.

Accordingly, a limited partner will recognize gain on the disposition of an OP unit (and/or on the exchange of a LTIP unit for Class A common stock to the extent that the amount realized exceeds the limited partner’s adjusted tax basis for the OP unit or LTIP unit, as applicable. See discussion below under “— Tax Treatment of Exchange of LTIP Units.” Because the amount realized includes any amount attributable to the relief from the Operating Partnership liabilities attributable to the OP unit or LTIP unit, as applicable, a limited partner could have taxable income, or perhaps even a tax liability, in excess of the amount of cash and property received upon the disposition of the OP unit or LTIP unit, as applicable. In particular, if a limited partner has a “negative capital account” with respect to its OP units or LTIP units, as applicable, the limited partner’s taxable gain will exceed the value of the shares of Class A common stock or cash received by the amount of that “negative capital account” attributable to the OP units or LTIP unit, as applicable, redeemed.

Generally, gain recognized on the disposition of an OP unit (and/or on the exchange of a LTIP unit for Class A common stock) will be capital gain. However, any portion of the OP unitholder’s amount realized on the disposition of an OP unit or LTIP unit, as applicable, that is attributable to “unrealized receivables” of the Operating Partnership, as defined in Section 751 of the Code will give rise to ordinary income. The amount of ordinary income that would have to be recognized would be equal to the amount by which the limited partner’s share of unrealized receivables of the Operating Partnership exceeds the limited partner’s basis attributable to those assets. Unrealized receivables include, to the extent not previously included in the Operating Partnership’s income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts attributable to prior depreciation deductions that would be subject to recapture as ordinary income if the Operating Partnership had sold its assets at their fair market value at the time of the redemption.

For individuals, trusts and estates, net capital gain from the sale of an asset held one year or less is subject to tax at the applicable rate for ordinary income. For these taxpayers, the maximum rate of tax on the net capital gain from a sale or exchange of an asset held for more than one year currently is 20%. However, the applicable Treasury Regulations apply a 25% rate to a sale of an interest in a pass-through entity, such as a partnership, to the extent that the gain realized on the sale of the interest is attributable to prior depreciation deductions by the Operating Partnership that have not otherwise been recaptured as ordinary income under other depreciation recapture rules. Accordingly, any gain on the sale of an OP unit (and/or LTIP unit exchanged for Class A common stock) held for more than one year could be treated partly as gain from the sale of a long-term capital asset subject to a 20% tax rate, partly as gain from the sale of depreciable real property subject to a 25% tax rate to the extent attributable to prior depreciation deductions by the Operating Partnership that have not been otherwise recaptured as ordinary income, and partly as ordinary income to the extent attributable to unrealized receivables. Each OP unitholder, or LTIP unitholder as applicable, should consult with its tax advisor regarding the application of the 25% rate to a sale of OP units.

Tax Treatment of Exchange of LTIP Units

With respect to an LTIP unit that is exchanged for Class A common stock by a limited partner, gain or loss from the exchange will be based on the difference between the amount realized on the exchange and the limited partner’s adjusted tax basis attributable to the limited partner’s LTIP unit. The amount realized on the exchange of a LTIP unit generally will equal the sum of:

•	the fair market value of the Class A common stock received; and
•	the amount of the Operating Partnership liabilities allocated to the LTIP units redeemed.

The character of gain and tax rates applicable to gain recognized on an exchange of LTIP Units is the same as that applicable to gain recognized on the disposition of OP units. See discussion above under “— Tax Treatment of Sale of OP Units.”

Basis of OP Units

In general, a limited partner who received OP units in a transaction in which gain was not recognized for U.S. federal income tax purposes had an initial tax basis in such OP units equal to the basis in the assets transferred in connection with such transaction. With respect to LTIP Units that are converted into OP units, the tax basis of the LTIP Units will carry over to the OP Units.

A limited partner’s initial tax basis in its OP units will generally be increased by the limited partner’s share of:

•	the Operating Partnership’s taxable income;
•	any increases in nonrecourse liabilities incurred by the Operating Partnership; and
•	recourse liabilities to the extent the limited partner elects to take on a deficit restoration obligation or otherwise incurs the risk of loss with respect to those liabilities, whether through a guarantee or indemnification agreement or otherwise.

Generally, a limited partner’s initial tax basis in its OP units will be decreased, but not below zero, by the limited partner’s share of:

•	the Operating Partnership’s distributions;
•	decreases in liabilities of the Operating Partnership, including any decrease in its share of the nonrecourse liabilities of the Operating Partnership and any recourse liabilities for which it is considered to bear the economic risk of loss;
•	losses of the Operating Partnership; and
•	nondeductible expenditures of the Operating Partnership that are not chargeable to capital.

Potential Application of the Disguised Sale Rules to a Redemption of OP Units

In the case of a limited partner who contributed property to the Operating Partnership in exchange for OP units, there is a possibility that a redemption of OP units might cause the original transfer of property to the Operating Partnership to be treated as a “disguised sale” of property. The Code and the Treasury Regulations thereunder (we refer to these as the “Disguised Sale Regulations”) generally provide that, unless one of the prescribed exceptions is applicable or the facts and circumstances clearly establish the absence of a sale, a partner’s contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration, including the assumption of or taking subject to a liability, from the partnership to the partner will be presumed to be a sale, in whole or in part, of such property by the partner to the partnership. The Disguised Sale Regulations also provide, however, that if two years have passed between the transfer of money or other consideration (for example, common stock) and the contribution of property, the transactions will not be presumed to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

SELLING STOCKHOLDERS

The shares of Class A common stock being registered for resale under this prospectus (i) were acquired by General Atlantic in connection with our formation transactions and our IPO, (ii) may be acquired by Chad L. Williams upon the conversion of his shares of Class B common stock, (iii) were acquired by Mr. Williams in our IPO, (iv) may be acquired by certain other selling stockholders upon redemption of OP units, and (v) may be acquired by certain selling stockholders upon our offer to purchase their LTIP units.

Each of the selling stockholders may from time to time offer and sell pursuant to this prospectus the shares of Class A common stock set forth opposite his or her name in the table below. The table below sets forth the names of the selling stockholders and the following information as of November 3, 2014:

•	the number of shares of Class A common stock beneficially owned by the selling stockholder;
•	the maximum number of shares of Class A common stock that may be offered for sale by the selling stockholder under this prospectus;
•	the number of shares of Class A common stock assumed to be beneficially owned by the selling stockholder upon completion of the offering; and
•	the percentage of our outstanding shares of Class A common stock beneficially owned by the selling stockholder upon completion of this offering.

Because the selling stockholders may offer all, some or none of the shares of Class A common stock pursuant to this prospectus, and because there currently are no agreements, arrangements or understandings with respect to the sale of any of these shares, no definitive estimate can be given as to the amount of shares of Class A common stock that will be held by the selling stockholders after completion of this offer. The following table has been prepared assuming that (1) all LTIP units are fully vested and either are converted into OP units on a one-for-one basis or sold to us by the holder in exchange for Class A common stock on a one-for-one basis, although the number of shares of Class A common stock actually issuable upon conversion or exchange, respectively, may be more or less, (2) all OP units (including any OP units issued upon conversion of LTIP units) are tendered for redemption or exchange by the holders and that we issue shares of Class A common stock on a one-for-one basis in redemption of such OP units and (3) the selling stockholders sell all of our shares of Class A common stock beneficially owned by them (including any shares of Class A common stock issued upon redemption of OP units or purchase of LTIP units held by them) that have been registered by us and do not acquire any additional shares of Class A common stock during the offering. We cannot advise you as to whether the selling stockholders will in fact sell any or all of their shares of Class A common stock. Likewise, we cannot predict whether or when any holders of OP units or LTIP units will elect to redeem their OP units or sell us their LTIP units or whether we will elect to satisfy any redemption or purchase of OP units or LTIP units with cash or our shares of Class A common stock.

The selling stockholders listed in the table below may have sold or transferred, in transactions pursuant to this prospectus or exempt from the registration requirements of the Securities Act, some or all of their shares of Class A common stock since the date as of which the information is presented in the table below. Information concerning the selling stockholders may change from time to time, and any changed information will be set forth in prospectus supplements or post-effective amendments, as may be appropriate.

Unless otherwise indicated, the address of each named person is c/o QTS Realty Trust, Inc., 12851 Foster Street, Overland Park, Kansas 66213.

Name of Selling Stockholder	Shares of Class A Common Stock Beneficially Owned Prior to the Offering	Shares of Class A Common Stock Offered Hereby	Shares of Class A Common Stock Beneficially Owned After Completion of the Offering	Percentage of Outstanding Class A Common Stock Beneficially Owned After Completion of the Offering(1)
GA QTS Interholdco, LLC(2)	16,643,645	16,643,645	—	*
Chad L. Williams(3)	7,229,467	7,197,619	31,848	*
William H. Schafer(4)	217,795	175,000	42,795	*
James H. Reinhart(5)	150,210	100,000	50,210	*
Daniel T. Bennewitz(6)	150,183	100,000	50,183	*
Shirley E. Goza(7)	119,089	96,875	22,214	*
John W. Barter(8)	74,735	45,750	28,985	*
William O. Grabe(9)	103,985	75,000	28,985	*
Catherine R. Kinney(10)	9,748	9,748	—	*
Peter A. Marino(11)	52,985	24,000	28,985	*
Scott D. Miller(12)	9,748	9,748	—	*
Philip P. Trahanas(13)(2)	16,707,630	16,678,645	28,985	*
Stephen E. Westhead(14)	9,748	9,748	—	*

*	Less than 1%.
(1)	Based on 28,989,678 shares of Class A common stock, 133,000 shares of Class B common stock, 7,713,687 OP units, 83,313 RS LTIP units and 1,547,293 O LTIP units outstanding as of November 3, 2014, assuming all of which are redeemed or exchanged for, or converted into, as applicable, shares of our Class A common stock.
(2)	Consists of 14,643,645 shares of Class A common stock acquired in October 2013 in connection with our formation transactions and 2,000,000 shares of Class A common stock acquired in the IPO.

The members of GA QTS Interholdco, LLC are General Atlantic Partners 85, L.P., a Delaware limited partnership (“GAP 85”), General Atlantic Partners 93, L.P., a Delaware limited partnership (“GAP 93”), GAP Coinvestments III, LLC, a Delaware limited liability company (“GAPCO III”), GAP Coinvestments IV, LLC, a Delaware limited liability company (“GAPCO IV”), GAP Coinvestments CDA, L.P., a Delaware limited partnership (“GAPCO CDA”), and GAPCO GmbH & Co., KG, a German limited partnership (“KG,” and together with GAP 85, GAP 93, GAPCO III, GAPCO IV and GAPCO CDA, the “GA Funds”).

General Atlantic GenPar, L.P., a Delaware limited partnership (“GA Genpar”), is the general partner of GAP 85 and GAP 93. General Atlantic LLC (“GA LLC”) is the general partner of GA GenPar. GA LLC is also the managing member of GAPCO III and GAPCO IV and the general partner of GAPCO CDA. GAPCO Management GmbH, a German limited liability company (“GmbH”), is the general partner of KG.

There are 24 Managing Directors of GA LLC. GA QTS Interholdco, LLC, GAP 85, GAP 93, GAPCO III, GAPCO IV, GAPCO CDA, KG, GenPar, GmbH and GA LLC are a “group” under Rule 13d-5 under the Exchange Act. The Managing Directors of GA LLC may be deemed to share voting and dispositive power with respect to shares and interests held by the GA Funds. The GA Funds control GA QTS Interholdco, LLC by virtue of their ownership of all of the interests of GA QTS Interholdco, LLC. Consequently, GA QTS Interholdco, LLC, the GA Funds, GA LLC and Managing Directors of GA LLC may, from time to time, consult among themselves and coordinate the voting and disposition of the shares held by GA QTS Interholdco, LLC. The mailing address of the foregoing entities (other than GmbH and KG) is c/o General Atlantic Service Company, LLC, 55 East 52nd Street, 32nd floor, New York, New York 10055. The mailing address of KG and GmbH Management is c/o General Atlantic GmbH, Maximilianstrasse 35b, 80539 Munich, Germany.

(3)	Consists of 52,529 shares of Class A common stock, 14,732 restricted shares of Class A common stock, 133,000 shares of Class B common stock, 12,206 options to purchase Class A common stock exercisable within 60 days of the date of this prospectus, 6,517,000 shares of OP units and 500,000 Class O LTIP units. Of the 6,517,000 OP units Mr. Williams beneficially owns, 625,000 OP units are held by Quality Investment Group QTS, LLC, 125,000 OP units are held by Quality Investment Group QTS II, LLC, and 267,000 OP units are held by Quality Technology Group, LLC, and Mr. Williams is the manager of each such entity, and 150,000 OP units are held by the Williams Family Trust and 835,000 OP units are held by the Chad L. Williams October 2013 GRAT, each of which Mr. Williams serves as trustee. In addition, the 133,000 shares of Class B common stock beneficially owned by Mr. Williams are held by Quality Technology Group, LLC. Mr. Williams has served as our Chairman and Chief Executive Officer since May 2013 and served as Chairman and Chief Executive Officer of our predecessor from 2003 until our IPO.
(4)	Consists of 3,125 shares of Class A common stock, 31,903 restricted shares of Class A common stock, 7,767 options to purchase Class A common stock exercisable within 60 days of the date of this prospectus, 41,562 OP units, 33,438 Class RS LTIP units and 100,000 Class O LTIP units. Mr. Schafer has served as our Chief Financial Officer since our IPO in October 2013 and served as the Chief Financial Officer of our predecessor from 2010 to our IPO.
(5)	Consists of 2,091 shares of Class A common stock, 40,352 restricted shares of Class A common stock, 7,767 options to purchase Class A common stock exercisable within 60 days of the date of this prospectus, 28,125 OP units, 21,875 Class RS LTIP units and 50,000 Class O LTIP units. Mr. Reinhart has served as our Chief Operating Officer — Operations since our IPO in October 2013 and served as the Chief Operating Officer — Operations of our predecessor from 2012 to our IPO.
(6)	Consists of 2,064 shares of Class A common stock, 40,352 restricted shares of Class A common stock, 7,767 options to purchase Class A common stock exercisable within 60 days of the date of this prospectus, 28,125 OP units, 21,875 Class RS LTIP units and 50,000 Class O LTIP units. Mr. Bennewitz has served as our Chief Operating Officer — Sales & Marketing since our IPO in October 2013 and served as the Chief Operating Officer — Sales & Marketing of our predecessor from 2012 to our IPO.
(7)	Consists of 1,522 shares of Class A common stock, 15,144 restricted shares of Class A common stock, 5,548 options to purchase Class A common stock exercisable within 60 days of the date of this prospectus, 10,000 OP units and 86,875 Class O LTIP units. Ms. Goza has served as our General Counsel since our IPO in October 2013 and served as the General Counsel of our predecessor from 2006 to our IPO.
(8)	Consists of 28,985 options to purchase Class A common stock exercisable within 60 days of the date of this prospectus, 31,000 OP units and 14,750 Class O LTIP units. Mr. Barter has been our director since August 2013 and was a director of our predecessor from 2010 until our IPO.
(9)	Consists of 28,985 options to purchase Class A common stock exercisable within 60 days of the date of this prospectus, 40,000 OP Units and 35,000 Class O LTIP units. The OP units are held by Paradox Partners, LLC, of which Mr. Grabe is the manager. Mr. Grabe has been our director since August 2013 and was a director of our predecessor from 2009 until our IPO.
(10)	Consists of 9,748 Class O LTIP units. Ms. Kinney has been our director since August 2013 and was a director of our predecessor from May 2013 until our IPO.
(11)	Consists of 28,985 options to purchase Class A common stock exercisable within 60 days of the date of this prospectus, 17,875 OP units, and 6,125 Class RS LTIP units. Mr. Marino has been our director since August 2013 and was a director of our predecessor from 2012 until our IPO.
(12)	Consists of 9,748 Class O LTIP units. Mr. Miller has been our director since August 2013 and was a director of our predecessor from May 2013 until our IPO.
(13)	Consists of 16,643,645 shares of Class A common stock owned by GA QTS Interholdco, LLC (see footnote 2), 28,985 options to purchase Class A common stock exercisable within 60 days of the date of this prospectus and 35,000 Class O LTIP units. Mr. Trahanas has been our director since August 2013 and was a director of our predecessor from 2009 until our IPO. Mr. Trahanas is employed by an entity affiliated with General Atlantic. Mr. Trahanas disclaims beneficial ownership of the Class A common stock owned by General Atlantic.
(14)	Consists of 9,748 Class O LTIP units. Mr. Westhead has been our director since August 2013 and was a director of our predecessor from May 2013 until our IPO.

Registration Rights Agreements

OP Unitholders

In connection with our IPO, we entered into a registration rights agreement with our continuing investors, including certain of our directors and executive officers. Under the registration rights agreement, subject to certain limitations, we will use commercially reasonable efforts to file, during the period beginning 15 days prior to November 1, 2014 and ending 15 days thereafter, a registration statement registering the issuance of shares of our Class A common stock to them upon redemption of their OP units (collectively, the “registrable shares”). We have agreed to use our reasonable best efforts to cause the shelf registration statement to be declared effective as soon as practicable after it is filed and to use commercially reasonable efforts to keep the shelf registration statement continuously effective until such time as the holder no longer holds any registrable shares.

We also have agreed to indemnify the persons receiving rights against specified liabilities, including certain potential liabilities arising under the Securities Act or the Exchange Act, or to contribute to the expenses incurred or the payments such persons may be required to make in respect thereof. We have agreed to pay all of the expenses relating to the registration and any underwritten offerings of such securities, including, without limitation, all registration, listing, filing and stock exchange or FINRA fees, all fees and expenses of complying with securities or “blue sky” laws, all printing expenses, all fees of counsel and independent public accountants retained by us and the cost of any liability insurance or other premiums for insurance obtained in connection with any shelf registration statement pursuant to the registration rights agreement. The holder will be responsible for underwriting discounts and commissions, any out-of-pocket expenses (including disbursements of such holder’s counsel, accountants and other advisors) and any transfer taxes related to the sale or disposition of the shares.

General Atlantic and Chad L. Williams

In connection with our IPO, we entered into amended and restated registration rights agreements with each of General Atlantic and Chad L. Williams, our Chairman and Chief Executive Officer. Pursuant to the terms of the registration rights agreements, beginning 180 days after the completion of our IPO, General Atlantic and Mr. Williams have demand rights to require us to file a new registration statement and prospectus providing for the sale by such holders of some or all of their shares, provided that (i) unless the holder is registering all of its shares, the shares to be registered in any registration must have an aggregate offering price of at least $5 million, (ii) the holders may make only four such demands, and (iii) we are not required to affect more than two such demands in any 12 month period. The holders may require us to use our reasonable best efforts to cause any such demand registration to be in the form of an underwritten offering. We may satisfy this obligation by causing the requested shares to be included as part of an existing shelf registration statement that we then have on file with (and that has been declared effective by) the SEC.

In addition to the foregoing, if we file a registration statement with respect to an offering for our own account or on behalf of a holder of our common stock, each of General Atlantic and Mr. Williams will have the right, subject to certain limitations, to register such number of registrable shares held by it or him as each such holder requests. With respect to underwritten offerings, we will not be required to include any shares of a holder in the offering unless the holder accepts the terms of the offering as agreed between us and the underwriter, and then only in such amount as the underwriter believes will not jeopardize the success of the offering.

We also have agreed to indemnify General Atlantic and Mr. Williams against specified liabilities, including certain potential liabilities arising under the Securities Act or the Exchange Act, or to contribute to the expenses incurred or the payments such persons may be required to make in respect thereof. We have agreed to pay all of the expenses relating to the registration and any underwritten offerings of such securities, including, without limitation, all registration, listing, filing and stock exchange or FINRA fees, all fees and expenses of complying with securities or “blue sky” laws, all printing expenses, all fees of counsel and independent public accountants retained by us and the cost of any liability insurance or other premiums for insurance obtained in connection with any shelf registration statement pursuant to the registration rights agreement. General Atlantic and Mr. Williams will be responsible for underwriting discounts and commissions, any out-of-pocket expenses (including disbursements of their respective holder’s counsel, accountants and other advisors) and any transfer taxes related to the sale or disposition of the shares.

The registration rights agreement with Mr. Williams also provides that, subject to certain limitations, we will use commercially reasonable efforts to file, during the period beginning 15 days prior to November 1, 2014 and ending 15 days thereafter, a registration statement registering the issuance of shares of our Class A common stock to him upon redemption of his OP units and Class B common stock (“Williams registrable shares”). We have agreed to use our reasonable best efforts to cause the shelf registration statement to be declared and remain effective as soon as practicable after it is filed and to use commercially reasonable efforts to keep the shelf registration statement continuously effective until such time as Mr. Williams no longer holds any Williams registrable shares.

Other Material Relationships with the Selling Stockholders

Additional information about certain material relationships between us and the selling stockholders is included in the documents incorporated by reference into this prospectus, including but not limited to the information set forth under the caption “Certain Relationships and Related Party Transactions — Related Party Transactions” in our Definitive Proxy Statement on Schedule 14A, filed on March 19, 2014.

PLAN OF DISTRIBUTION

This prospectus relates to our possible issuance from time to time of up to 9,344,293 shares of Class A common stock to the holders of OP Units and LTIP units, upon the tender of such units for redemption or our purchase of LTIP units. We have registered the issuance of the shares of Class A common stock to permit the holders thereof to sell such shares without restriction in the open market or otherwise, but registration of the issuance of such shares of Class A common stock does not necessarily mean that any holders will elect to redeem their OP units or sell us their LTIP units or that we will issue any shares of Class A common stock upon any such redemption or sale.

This prospectus also relates to the offer and sale from time to time of up to 16,643,645 shares of Class A common stock that we issued to General Atlantic as part of our formation transactions and IPO in October 2013, the offer and sale from time to time of up to 133,000 shares of Class A common stock that may be issued to Chad L. Williams upon conversion of his shares of Class B common stock, the offer and sale from time to time of up to 47,619 shares of Class A common stock issued to Mr. Williams in our IPO and the offer and sale from time to time of any shares of Class A common stock issued upon redemption of OP units or in exchange for LTIP units to persons who may be deemed to be our affiliates.

We have been advised by the selling stockholders that the selling stockholders or permitted transferees of, or other successors in interest to, the selling stockholders may sell all or a portion of the shares of Class A common stock beneficially owned by them and offered hereby from time to time either directly or through underwriters, broker-dealers or agents who may act solely as agents or who may acquire the shares of Class A common stock as principals or as both, and who may receive compensation in the form of discounts, commissions or concessions from the selling stockholders or from the purchasers of our shares of Class A common stock for whom they may act as agent (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

We will not receive any proceeds from the issuance or sale of shares of Class A common stock offered by this prospectus, but we will acquire OP units or LTIP units in exchange for shares of Class A common stock we may issue to redeeming or exchanging unitholders. We will bear the fees and expenses incurred in connection with our obligation to register the shares of Class A common stock. However, the selling stockholders will pay all underwriting discounts, commissions and agent’s commissions, if any.

Determination of Offering Price by Selling Stockholders

The selling stockholders may offer their shares of Class A common stock pursuant to this prospectus from time to time at fixed prices, which may be changed, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. The prices will be determined by the market, by the selling stockholders or by agreement between the selling stockholders and underwriters or dealers.

The public price at which our shares of Class A common stock trade in the future might be below the prevailing market price at the time the registration statement of which this prospectus is a part is declared effective. In determining the prices at which the selling stockholders may offer their shares from time to time pursuant to this prospectus, we expect selling stockholders to consider a number of factors in addition to prevailing market conditions, including:

•	the information set forth in this prospectus and otherwise available to selling stockholders;
•	the history of and prospects for our industry;
•	an assessment of our management;
•	our present operations;
•	the trend of our revenues and earnings;
•	our earnings prospects; and
•	the price of similar securities of generally comparable companies.

Methods of Distribution

The sales described in the preceding paragraphs may be effected in transactions:

•	on any national securities exchange or quotation service on which our shares of Class A common stock are listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions (which may include underwritten transactions) otherwise than on such exchanges or services or in the over-the-counter market;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	through the writing of options whether the options are listed on an option exchange or otherwise;
•	through the settlement of short sales (except that no selling stockholder may satisfy its obligations in connection with short sales or hedging transactions entered into before the effective date of the registration statement of which this prospectus is a part by delivering securities registered under this registration statement); or
•	a combination of any such methods or any other method permitted by applicable law.

In connection with sales of our shares of Class A common stock, selling stockholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of our shares of Class A common stock in the course of hedging their positions. The selling stockholders may also sell our shares of Class A common stock short and deliver our shares of Class A common stock to close out short positions, or loan or pledge our shares of Class A common stock to broker-dealers that in turn may sell the shares of Class A common stock.

The selling stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery to such broker-dealers of our shares of Class A common stock registered pursuant to this prospectus, which shares such broker-dealer may resell pursuant to this prospectus. Unless otherwise permitted by law, if the shares of Class A common stock are to be delivered, or sold, by the selling stockholders’ successors in interest, we must file a prospectus supplement or an amendment to this registration statement under applicable provisions of the Securities Act amending the list of selling stockholders to include the successors in interest as selling stockholders under this prospectus.

Selling stockholders might not sell any, or all, of our shares of Class A common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer our shares of Class A common stock by other means not described in this prospectus.

To the extent required, upon being notified by a selling stockholder that any arrangement has been entered into with any agent, underwriter or broker-dealer for the sale of our shares of Class A common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase of any agent, underwriter or broker-dealer(s), the name(s) of the selling stockholder(s) and of the participating agent, underwriter or broker-dealer(s), specific shares of Class A common stock to be sold, the respective purchase prices and public offering prices, any applicable commissions or discounts, and other facts material to the transaction will be set forth in a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.

The selling stockholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the shares of Class A common stock, and, if the selling stockholders default in the performance of their secured obligation, the pledgees or secured parties may offer and sell such pledged shares of Class A common stock from time to time under this prospectus; however, in the event of a pledge or the default on the performance of a secured obligation by the selling stockholders, in order for the shares of Class A common stock to be sold under the registration statement of which this prospectus is a part, unless permitted by law, we must file an amendment to the registration statement under applicable provisions of the Securities Act amending the list of selling stockholders to include the pledgee, transferee, secured party or other successors in interest as selling stockholders under this prospectus.

In addition, any securities registered and offered pursuant to this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

In order to comply with the securities laws of some states, our shares of Class A common stock may be sold in such states only through registered or licensed brokers or dealers.

The selling stockholders and any other person participating in such distribution will be subject to the applicable provisions of the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any shares of Class A common stock by the selling stockholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of our shares of Class A common stock to engage in market-making activities with respect to the particular shares being distributed. All of the above may affect the marketability of our Class A common stock and the ability of any person or entity to engage in market-making activities with respect to our Class A common stock.

Underwriting Discounts and Commissions, Indemnification and Expenses

Brokers, dealers, underwriters or agents participating in the distribution of our common stock pursuant to this prospectus as agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders and/or purchasers of our common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

The selling stockholders and any brokers, dealers, agents or underwriters that participate with the selling stockholders in the distribution of our Class A common stock pursuant to this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of our shares of Class A common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions. Neither we nor any selling stockholder can presently estimate the amount of such compensation. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. Selling stockholders who are registered broker-dealers or affiliates of registered-broker dealers may be deemed underwriters under the Securities Act.

Pursuant to registration rights agreements between us and the selling stockholders, we have agreed to indemnify each selling stockholder, each person, if any, who controls a selling stockholder within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, and their affiliates (and any officer, director, general partner or trustee thereof), partners, members, officers, directors, employees or representatives, against specified liabilities arising under the Securities Act. Each selling stockholder has agreed to indemnify us and each of our directors and officers, and each person, if any, who controls us within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act against specified liabilities arising under the Securities Act.

Pursuant to these agreements, we have agreed, among other things, to bear all expenses, other than underwriting discounts and commissions, any out-of-pocket expenses (including disbursements of the selling stockholders’ counsel, accountants and other advisors) and any transfer taxes, in connection with the registration and sale of our shares of Class A common stock pursuant to this prospectus.

DESCRIPTION OF COMMON STOCK

Authorization and Issuance

All shares of Class A common stock offered by this prospectus will be duly authorized, validly issued, fully paid and nonassessable. No shares of Class B common stock are being offered by this prospectus.

Voting Rights

Subject to the provisions of our charter regarding the restrictions on transfer and ownership of shares of our common stock and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of Class A common stock entitles the holder to one vote and each outstanding share of Class B common stock entitles the holder to 50 votes on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of capital stock, the holders of shares of Class A common stock and Class B common stock (together with the Class A common stock, “common stock”) vote together as a single class and possess exclusive voting power. Directors are elected by a plurality of the votes cast by stockholders and there is no cumulative voting in the election of our directors. A majority of the votes cast by stockholders is sufficient to approve any other matter, unless a different vote is required by our bylaws, rule, regulation or statute, or by our charter.

Under the Maryland General Corporation Law (the “MGCL”) a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by a majority of its board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides that these actions may be taken if declared advisable by a majority of our board of directors and approved by the vote of stockholders holding at least a majority of the votes entitled to be cast on the matter (other than certain amendments to the provisions of our charter related to the removal of directors and the restrictions on ownership and transfer of our shares of stock, which require a vote of at least two-thirds of the votes entitled to be cast on the matter). However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. In addition, because operating assets may be held by a corporation’s subsidiaries, as in our situation, these subsidiaries may be able to transfer all or substantially all of such assets without a vote of our stockholders.

Dividends, Distributions, Liquidation and Other Rights

Subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding the restrictions on transfer of shares of stock, holders of shares of common stock are entitled to receive dividends on such shares of common stock if, as and when authorized by our board of directors and declared by us out of assets legally available therefor. Such holders also are entitled to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all of our debts and liabilities and any shares with preferential rights thereto.

Holders of shares of common stock have no preference, conversion (other than as described below with respect to the Class B common stock), exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of our company and have no appraisal rights. Subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding the restrictions on transfer of shares of stock, shares of common stock have equal dividend, liquidation and other rights.

Power to Reclassify Our Unissued Shares of Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of shares of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series; provided that our board may not increase the number of shares of Class B common stock that we have authority to issue or reclassify any shares of our capital stock as Class B common stock without stockholder approval. As a result, our board of directors could authorize the issuance of shares of preferred stock that have priority over the shares of common stock with respect to dividends, distributions and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of shares of our common stock or otherwise might be in their best interest. No shares of preferred stock are presently outstanding, and we do not have present plans to issue any shares of preferred stock.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock

We believe that the power of our board of directors, without prior stockholder approval (subject to certain exceptions), to amend our charter to increase or decrease the number of authorized shares of stock, to issue additional authorized but unissued shares of common stock or preferred stock and to classify or reclassify unissued shares of common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our shares of stock or otherwise be in the best interest of our stockholders.

Class B Common Stock

In connection with our IPO, we issued 133,000 shares of Class B common stock. Subject to the provisions of our charter regarding the restrictions on transfer and ownership of shares of our common stock and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of Class B common stock entitles the holder to 50 votes on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of capital stock, the holders of shares of Class B common stock vote together as a single class with the holders of Class A common stock. Each share of Class B common stock may be converted into one share of Class A common stock by the holder at any time and is subject to automatic conversion to shares of Class A common stock upon a direct or indirect transfer of beneficial ownership of a share of Class B common stock or of OP units held by the beneficial owner of such Class B common stock. Our charter prohibits our board from increasing the number of shares of Class B common stock that we have authority to issue or reclassifying any shares of our capital stock as Class B common stock without stockholder approval.

Restrictions on Ownership and Transfer

With certain exceptions, our charter generally prohibits any person (other than a person who has been granted an exception) from beneficially or constructively owning more than 7.5% of the aggregate of the outstanding shares of our common stock by value or by number of shares, whichever is more restrictive, except for certain designated investment entities that may own up to 9.8% of the aggregate of the outstanding shares our common stock, subject to certain conditions. Chad L. Williams, our Chairman and Chief Executive Officer, his family members and certain entities controlled by them are excepted holders under our charter, and none of them are permitted to beneficially or constructively own more than 19.8% of the aggregate of the outstanding shares of our common stock by value or by number of shares, whichever is more restrictive, after application of the relevant attribution rules. Our charter permits exceptions to be made for stockholders provided our board of directors determines such exceptions will not jeopardize our qualification as a REIT. For more information regarding these ownership restrictions and certain other restrictions intended to protect our qualification as a REIT, see “Restrictions on Ownership and Transfer.”

Exchange Listing

Our Class A common stock is listed on the NYSE under the symbol “QTS.”

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is Computershare Trust Company, N.A.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

The following is a summary of certain provisions of Maryland law and our charter and bylaws.

Our Board of Directors

Our charter and bylaws provide that the number of directors of our company may be established by our board of directors, but may not be fewer than the minimum number required under Maryland law nor more than 15 directors. Our charter and bylaws provide that any vacancy, including a vacancy created by an increase in the number of directors, may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any individual elected to fill such vacancy will serve for the remainder of the full term and until a successor is duly elected and qualified.

Pursuant to our bylaws, each of our directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies under Maryland law. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast.

Our bylaws provide that at least a majority of our directors will be “independent,” with independence being defined in the manner established by our board of directors and in a manner consistent with listing standards established by the NYSE.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors and that our board of directors has the exclusive power to fill vacant directorships. These provisions may preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s voting stock; or
•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, the board of directors may provide that its approval is subject to compliance at or after the time of the approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding voting shares of stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting shares of stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as described under Maryland law) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution opted out of the business combination provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and an interested stockholder, unless our board of directors in the future alters or repeals this resolution.

We cannot assure you that our board of directors will not determine to become subject to such business combination provisions in the future. However, an alteration or repeal of this resolution will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting of stockholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons are entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;
•	one-third or more but less than a majority; or
•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, we may present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by Maryland law, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition. The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock. There is no assurance, however, that our board of directors will not amend or eliminate this provision at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board;
•	a two-thirds stockholder vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the directors;
•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and
•	a requirement that requires the request of the holders of at least a majority of all votes entitled to be cast to call a special meeting of stockholders.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any director from the board, which removal is allowed only for cause, (2) vest in the board the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws, and fill vacancies and (3) require, unless called by the chairman of our board of directors, our president or chief executive officer or our board of directors, the written request of stockholders entitled to cast not less than a majority of all votes entitled to be cast at such meeting to call a special meeting. We have not elected to create a classified board. In the future, our board of directors may elect, without stockholder approval, to create a classified board or adopt one or more of the other provisions of Subtitle 8.

Amendment of Our Charter and Bylaws and Approval of Extraordinary Transactions

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by a majority of the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter, is set forth in the corporation’s charter. Our charter provides that these actions may be taken if declared advisable by a majority of our board of directors and approved by the vote of stockholders holding at least a majority of the votes entitled to be cast on the matter (other than certain amendments to the provisions of our charter related to the removal of directors and the restrictions on ownership and transfer of our shares of stock, which require a vote of at least two-thirds of the votes entitled to be cast on the matter).

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Meetings of Stockholders

Under our bylaws, annual meetings of stockholders are to be held each year at a date and time as determined by our board of directors. Special meetings of stockholders may be called only by a majority of the directors then in office, by the chairman of our board of directors, our president or our chief executive officer. Additionally, subject to the provisions of our bylaws, special meetings of the stockholders shall be called by our secretary upon the written request of stockholders entitled to cast at least a majority of the votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Maryland law and our bylaws provide that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each stockholder entitled to vote on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;
•	by or at the direction of our board of directors; or
•	by a stockholder who was a stockholder of record both at the time of giving of the notice of the meeting and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders. Nominations of persons for election to our board of directors may be made only:

•	pursuant to our notice of the meeting;
•	by or at the direction of our board of directors; or
•	provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is a stockholder of record both at the time of giving of the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in our bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings. Although our bylaws do not give our board of directors the power to disapprove timely stockholder nominations and proposals, our bylaws may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.

Anti-takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws

The provisions of our charter on removal of directors and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in the best interests of our stockholders. Likewise, if our board of directors were to opt in to the business combination provisions of the MGCL or certain of the provisions of Subtitle 8 of Title 3 of the MGCL, to the extent we have not already done so, or if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were amended or rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•	a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or
•	any individual who, while serving as a director or officer of our company and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. With respect to our directors, we are the indemnitor of first resort to the extent that any directors simultaneously are entitled to indemnification from General Atlantic with respect to any of the same matters for which we are obligated to provide indemnification pursuant to our charter and bylaws.

In addition, upon completion of our IPO, we entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Ownership Limits

In order to assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the Code and for strategic reasons, our charter generally prohibits any person (other than a person who has been granted an exception) from beneficially or constructively owning more than 7.5% of the aggregate of the outstanding shares of our common stock by value or by number of shares, whichever is more restrictive, except for certain designated investment entities that may own up to 9.8% of the aggregate of the outstanding shares our common stock, subject to certain conditions. Chad L. Williams, his family members and certain entities controlled by them are excepted holders under our charter and none of them are permitted to own more than 19.8% of the aggregate of the outstanding shares of such class or series of our common stock by value or by number of shares, whichever is more restrictive, after application of the relevant attribution rules. Our charter permits exceptions to be made for stockholders provided our board determines such exceptions will not jeopardize our qualification as a REIT. See “Restrictions on Ownership and Transfer.”

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF QUALITYTECH, LP

The following is a summary of the material terms and provisions of the Fifth Amended and Restated Agreement of Limited Partnership of QualityTech, LP, which we refer to as the “partnership agreement.” For purposes of this section, references to “we,” “our,” “us” and “our company” refer to QTS Realty Trust, Inc.

General

The Operating Partnership, QualityTech, LP, is a Delaware limited partnership that was formed on August 5, 2009. We are the sole general partner of the Operating Partnership and own approximately 78.8% of the interests in the Operating Partnership. Such percentages exclude Class O LTIP units. We own substantially all of our assets and conduct substantially all of our operations through the Operating Partnership. Our interest in the Operating Partnership generally entitles us to share in cash distributions from, and in the profits and losses of, the Operating Partnership in proportion to our percentage ownership. The OP Units are not listed on any exchange or any national market system.

Management of the Operating Partnership

Except as otherwise expressly provided in the partnership agreement, we, as general partner, have the exclusive right and full authority and responsibility to manage and operate the partnership’s business. In particular, we are under no obligation to consider the tax consequences to limited partners when making decisions for the benefit of the Operating Partnership but we are expressly permitted to take into account our tax consequences. Limited partners generally do not have any right to participate in or exercise control or management power over the business and affairs of the Operating Partnership or the power to sign documents for or otherwise bind the Operating Partnership. The limited partners have no power to remove us as general partner.

Management Liability and Indemnification

We, as general partner of the Operating Partnership, and our directors and officers are not liable for monetary or other damages to the Operating Partnership, any partners or assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, unless we acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived. To the fullest extent permitted by applicable law, the partnership agreement indemnifies us, as general partner, any limited partners, any of our officers, directors, trustees, managers, members, stockholders or partners and other persons as we may designate from and against any and all losses, claims, damages, liabilities, joint or several, expenses, judgments, fines, settlements and other amounts incurred in connection with any claims, demands, actions, suits or proceedings relating to us, the Operating Partnership or the operations of or ownership of property by the Operating Partnership, unless it is established by a final determination of a court of competent jurisdiction that:

•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;
•	the indemnitee actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

In addition, the partnership agreement provides that, with respect to our directors, the Operating Partnership is the indemnitor of first resort to the extent that any directors simultaneously are entitled to indemnification from General Atlantic with respect to any of the same losses, claims, damages, liabilities, joint or several, expenses, judgments, fines, settlements and other amounts for which the Operating Partnership is obligated to provide indemnification.

Fiduciary Responsibilities

Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our stockholders. At the same time, we, as general partner, have fiduciary duties under applicable Delaware law to manage the Operating Partnership in a manner beneficial to the Operating Partnership and its partners. Our duties, as general partner, to the Operating Partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to our stockholders.

Pursuant to the partnership agreement, we act on behalf of the Operating Partnership, its equityholders (and, to the extent separate, our equityholders) and generally are under no obligation to consider the separate interests of the limited partners in the Operating Partnership (including, without limitation, the tax consequences to such limited partners or their assignees) in deciding whether to cause the Operating Partnership to take (or decline to take) any actions. Provided that we act in good faith and pursuant to our authority under the partnership agreement, any decisions or actions taken or not taken in accordance with the terms of the partnership agreement will not constitute a breach of any duty owed to the Operating Partnership or its limited partners by law or equity, fiduciary or otherwise. In addition, as a general matter, the partnership agreement expressly limits our liability by providing that we, as general partner, and our officers and directors, are not liable for monetary or other damages to the Operating Partnership, the limited partners or assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission unless we acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived.

Transfers

We, as general partner, generally may not transfer any of our OP units in the Operating Partnership, including any of our limited partner interests, or voluntarily withdraw as the general partner of the Operating Partnership, except in connection with (i) a merger, consolidation or other combination with or into another person following the consummation of which the equity holders of the surviving entity are substantially identical to our stockholders, or as otherwise permitted by the partnership agreement, or (ii) a merger, consolidation or other combination with or into another person or a sale of all or substantially all of our assets or any reclassification, recapitalization or change of our outstanding shares that is approved by more than 50% of the OP units (including those held by us) and pursuant to which each partner receives or has the right to receive cash, securities or other property for each OP unit owned by such partner equal to the product of conversion factor calculated pursuant to the partnership agreement and the per-share amount paid to a stockholder.

With certain limited exceptions, the limited partners may not transfer their interests in the Operating Partnership, in whole or in part, without our written consent, which consent may be withheld in our sole and absolute discretion.

Even if our consent is not required for a transfer by a limited partner, we, as general partner, may prohibit the transfer of OP units by a limited partner unless we receive a written opinion of legal counsel that the transfer would not require filing of a registration statement under the Securities Act and would not otherwise violate any federal or state securities laws or regulations applicable to the Operating Partnership or the OP units. Further, except for certain limited exceptions, no transfer of OP units by a limited partner, without our prior written consent, may be made if:

•	in the opinion of legal counsel for the Operating Partnership, there is a significant risk that the transfer would cause the Operating Partnership to cease to be classified as a partnership for federal income tax purposes or would result in a termination of the Operating Partnership for federal income tax purposes;
•	in the opinion of legal counsel for the Operating Partnership, there is a significant risk that the transfer would adversely affect our ability to continue to qualify as a REIT or would subject us to certain additional taxes; or
•	such transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code.

Except with our consent to the admission of the transferee as a limited partner, no transferee shall have any rights by virtue of the transfer other than the rights of an assignee, and will not be entitled to vote OP units in any matter presented to the limited partners for a vote. We, as general partner, will have the right to consent to the admission of a transferee of the interest of a limited partner, which consent may be given or withheld by us in our sole and absolute discretion.

Mergers and Sales of Assets

Subject to the restrictions on our ability to transfer interests in the Operating Partnership described above under “— Transfers,” we may and may cause the Operating Partnership to engage in a merger, consolidation or other combination transaction only if we have provided notice to the limited partners at least 20 business days, or such shorter period as determined by us in our sole and absolute discretion, before the record date for determining stockholders eligible to vote upon the approval of the merger, consolidation or other combination transaction.

Distributions

The partnership agreement requires the distribution of available cash on at least a quarterly basis. Available cash is, with respect to any period for which such calculation is being made, cash of the Operating Partnership, regardless of source, including capital contributions and loans to the Operating Partnership, as determined by us to be appropriate for distribution in our sole and absolute discretion.

Unless we otherwise specifically agree in the partnership agreement or in an agreement entered into at the time a new class or series is created, no partnership interest will be entitled to a distribution in preference to any other partnership interest. A partner will not in any event receive a distribution of available cash with respect to an OP unit for a quarter or shorter period if the partner is entitled to receive a distribution out of that same available cash with respect to a share of our company for which that OP unit has been exchanged or redeemed.

We will make reasonable efforts, as determined by us in our sole and absolute discretion and consistent with our qualification as a REIT, to distribute available cash:

•	to the limited partners so as to preclude the distribution from being treated as part of a disguised sale for federal income tax purposes; and
•	to us, as general partner, in an amount sufficient to enable us to pay stockholder dividends that will satisfy our requirements for qualifying as a REIT and to avoid any federal income or excise tax liability for us.

Upon the liquidation of the Operating Partnership, after payment of debts and obligations, any remaining assets of the Operating Partnership will be distributed to the holders of the OP units that are entitled to any preference in distribution upon liquidation in accordance with the rights of any such class or series, and the balance, if any, will be distributed to the partners in accordance with their capital accounts, after giving effect to all contributions, distributions and allocations for all periods.

Allocation of Net Income and Net Loss

Net income and net loss of the Operating Partnership are determined and allocated with respect to each taxable year of the Operating Partnership. Except as otherwise provided in the partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the partnership agreement, net income and net loss are allocated to the general partner and the limited partners in accordance with their respective percentage interests in the class at the end of each fiscal year. The partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b), 1.704-2 and 1.752-3(a). See “Certain U.S. Federal Income Tax Considerations.” With respect our Class RS LTIP units, the partnership agreement requires that “book gain” or economic appreciation in our assets realized by the Operating Partnership, whether as a result of an actual asset sale or upon the revaluation of our assets, as permitted by applicable Treasury Regulations, be allocated first to the Class RS LTIP units until the capital account per Class RS LTIP unit is equal to the capital account per OP unit. With respect to our Class O LTIP units, the partnership agreement requires that “book gain” or economic appreciation in our assets realized by the Operating Partnership, whether as a result of an actual asset sale or upon the revaluation of our assets, as permitted by applicable Treasury Regulations, be allocated to the Class O LTIP units (after allocations to the Class RS LTIP units) until the capital account per Class O LTIP unit is equal to the excess of the capital account per OP unit over the amount of such capital account on the date of issuance of the Class O LTIP unit.

Redemption

See “Redemption and Exchange of Units” for a description of redemption rights contained in the partnership agreement.

Issuance of Additional Partnership Interests

We, as general partner, are authorized to cause the Operating Partnership to issue additional OP units or other partnership interests to its partners, including us and our affiliates, or other persons without the approval of any limited partners. These OP units may be issued in one or more classes or in one or more series of any class, with designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to one or more other classes of partnership interests (including OP units held by us), as determined by us in our sole and absolute discretion without the approval of any limited partner, subject to limitations described below.

No OP unit or interest may be issued to us as general partner or limited partner unless:

•	the Operating Partnership issues OP units or other partnership interests in connection with the grant, award or issuance of shares or other equity interests in us having designations, preferences and other rights so that the economic interests attributable to the newly issued shares or other equity interests in us are substantially similar to the designations, preferences and other rights, except voting rights, of the OP units or other partnership interests issued to us and we contribute to the Operating Partnership the proceeds received by us from the issuance of such shares or other equity securities; or
•	we make an additional capital contribution to the Operating Partnership; or
•	the Operating Partnership issues the additional OP units or other partnership interests to all partners holding OP units or other partnership interests in the same class or series in proportion to their respective percentage interests in that class or series.

LTIP Units

In addition to the OP units, which are common units, the Operating Partnership has authorized two classes of LTIP units — Class RS LTIP units and Class O LTIP units. LTIP units are a special class of limited partnership units in the Operating Partnership that are structured to qualify as “profits interests” for tax purposes, with the result that at issuance they have no capital account in the Operating Partnership. We may at any time cause the Operating Partnership to issue either Class RS LTIP units or Class O LTIP units to our directors, officers, employees and consultants. Any LTIP units issued by the Operating Partnership may be subjected to vesting requirements as determined by the compensation committee of our board of directors.

Vested Class RS LTIP units receive the same quarterly per unit profit distributions as the other outstanding OP units in the Operating Partnership. Unvested Class RS LTIP units do not receive distributions until they become vested, at which time they are entitled to distributions plus catch-up distributions for the period during which such units were not vested. Class O LTIP units do not participate in quarterly per unit profit distributions.

LTIP units may become convertible into OP units. See “Redemption and Exchange of Units — LTIP Units” for a description of the conversion rights of LTIP units.

Preemptive Rights

Except to the extent expressly granted by the Operating Partnership in an agreement other than the partnership agreement, no person or entity, including any partner of the Operating Partnership, has any preemptive, preferential or other similar right with respect to:

•	additional capital contributions or loans to the Operating Partnership; or
•	the issuance or sale of any OP units or other partnership interests.

Amendment of Partnership Agreement

In general, other than as described below, the partnership agreement may only be amended exclusively by us, as general partner, without the consent of the limited partners. Amendments to the partnership agreement requiring approval of the limited partners may be proposed by us, as general partner, or by any limited partner holding partnership interests representing 25% or more of the percentage interest of the OP units entitled to vote thereon.

The approval of a majority of the partnership interests held by limited partners other than us is necessary to, among other things:

•	amend provisions restricting our power to conduct businesses other than owning partnership interests of the Operating Partnership and the relationship of our shares to OP units;
•	amend provisions restricting our power to issue or repurchase shares without causing a simultaneous issuance or repurchase of units by the Operating Partnership;
•	amend provisions regarding the transfer of partnership interests held by us;
•	amend provisions regarding the transfer of partnership interests held by limited partners;
•	amend provisions regarding the unit redemption right of the limited partners.
•	adopt amendments that would convert a limited partner’s interest into a general partner’s interest;
•	adopt amendments that would modify the limited liability of a limited partner;
•	amend provisions regarding or adopt amendments that would alter the interest of a partner in profits or losses, or the right to receive any distributions, except as permitted under the partnership agreement with respect to the admission of new partners or the issuance of additional OP units; or
•	adopt amendments that would impose any obligation to make capital contributions.

Tax Matters

Pursuant to the partnership agreement, the general partner is the tax matters partner of the Operating Partnership. Accordingly, through our role as the general partner of the Operating Partnership, we have authority to make tax elections under the Code on behalf of the Operating Partnership, and to take such other actions as permitted under the partnership agreement.

Term

The Operating Partnership will continue until dissolved upon the first to occur of any of the following:

•	an event of our withdrawal, as the general partner (other than an event of bankruptcy), unless within 90 days after the withdrawal, the written consent of the outside limited partners, as defined in the partnership agreement, to continue the business of the Operating Partnership and to the appointment, effective as of the date of withdrawal, of a substitute general partner is obtained;
•	an election to dissolve the Operating Partnership by us, as general partner, in our sole and absolute discretion;
•	entry of a decree of judicial dissolution of the Operating Partnership pursuant to Delaware law;

•	the sale of all or substantially all of the assets and properties of the Operating Partnership for cash or for marketable securities; or
•	entry of a final and non-appealable judgment by a court of competent jurisdiction ruling that we are bankrupt or insolvent, or entry of a final and non-appealable order for relief against us, under any federal or state bankruptcy or insolvency laws, unless prior to or at the time of the entry of such judgment or order, the consent of a majority of the holders of the OP units to continue the business of the Operating Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute general partner is obtained.

Conflicts of Interest

Conflicts of interest exist or could arise in the future as a result of our relationships with the Operating Partnership or any limited partner of the Operating Partnership. Our directors and officers have duties to our company and our stockholders under applicable Maryland law in connection with their management of our company. At the same time, we, as sole general partner, have fiduciary duties to the Operating Partnership and to its limited partners under Delaware law in connection with the management of the Operating Partnership. Our duties as sole general partner to the Operating Partnership and its partners may come into conflict with the duties of our directors and officers to our company and our stockholders.

COMPARISON OF OWNERSHIP OF OP UNITS AND COMMON STOCK

The information below highlights a number of the significant differences between the Operating Partnership and us relating to, among other things, form of organization, policies and restrictions, management structure, compensation and fees, voting rights, liability of investors, distributions, liquidity and U.S. federal income tax considerations. These comparisons are intended to assist holders of OP units in understanding how their investment will be changed if they receive shares of common stock upon redemption of their OP units. THE FOLLOWING DISCUSSION IS A SUMMARY AND DOES NOT CONSTITUTE A COMPLETE DISCUSSION OF THESE MATTERS, AND HOLDERS OF OP UNITS SHOULD CAREFULLY REVIEW THE BALANCE OF THIS PROSPECTUS, THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART, THE PARTNERSHIP AGREEMENT AND OUR CHARTER AND BYLAWS FOR ADDITIONAL IMPORTANT INFORMATION ABOUT THE COMPANY.

OPERATING PARTNERSHIP	COMPANY
Form of Organization and Purposes
The Operating Partnership is organized as a Delaware limited partnership. The Operating Partnership’s purpose is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Delaware Revised Uniform Limited Partnership Act, to enter into any corporation, partnership, joint venture, trust, limited liability company or other similar arrangement to engage in any of the foregoing or the ownership of interests in any entity engaged, directly or indirectly, in any of the foregoing, and to do anything necessary or incidental to the foregoing; provided that such business is to be conducted in a manner that permits us to be qualified as a REIT unless we cease to qualify as a REIT. As general partner, we may cause the Operating Partnership not to take, or to refrain from taking, any action that, in our judgment as general partner, in our sole and absolute discretion, (i) could adversely affect our ability to continue to qualify as a REIT, (ii) could subject us to any additional taxes under Section 857 or Section 4981 of the Code, or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over us, unless such action (or inaction) is specifically consented to by us as general partner in writing.	We are a Maryland corporation. We have elected to be taxed as a REIT under the Internal Revenue Code and intend to maintain our qualification as a REIT. Under our charter, we may engage in any lawful activity permitted by Maryland law.

OPERATING PARTNERSHIP	COMPANY
Length of Investment
The Operating Partnership will continue until dissolved upon the first to occur of any of the following: an event of our withdrawal as the general partner (other than an event of bankruptcy), unless within 90 days after the withdrawal, the written consent of outside limited partners to continue the business of the Operating Partnership and to the appointment, effective as of the date of withdrawal, of a substitute general partner is obtained; an election to dissolve the Operating Partnership by us, as general partner, in our sole and absolute discretion; entry of a decree of judicial dissolution of the Operating Partnership pursuant to Delaware law; the sale of all or substantially all of the assets and properties of the Operating Partnership for cash or for marketable securities; or entry of a final and non-appealable judgment by a court of competent jurisdiction ruling that we are bankrupt or insolvent, or entry of a final and non-appealable order for relief against us, under any federal or state bankruptcy or insolvency laws, unless prior to or at the time of the entry of such judgment or order, the consent of a majority of the holders of OP units to continue the business of the Operating Partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute general partner is obtained.	We have a perpetual term and intend to continue our operations for an indefinite time period.

OPERATING PARTNERSHIP	COMPANY
Additional Equity
We, as general partner, are authorized to cause the Operating Partnership to issue additional OP units or other partnership interests to its partners, including us and our affiliates, or other persons without the approval of the limited partners. These OP units may be issued in one or more classes or in one or more series of any class, with designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to one or more other classes of partnership interests (including OP units held by us), as determined by us in our sole and absolute discretion without the approval of any limited partner, subject to certain limitations described below. No OP unit or interest may be issued to us as general partner or limited partner unless:	The board of directors may issue, in its discretion, additional equity securities consisting of common stock or preferred stock provided that the total number of shares issued does not exceed the authorized number of shares set forth in our charter. Our charter authorizes our board of directors to increase the aggregate number of authorized shares or the number of authorized shares of any class or series, except shares of Class B common stock, without stockholder approval. As long as we are publicly traded, we are required by the partnership agreement to contribute to the Operating Partnership, in exchange for OP units in the Operating Partnership, the proceeds of all equity capital raised by us, subject to certain limited exceptions as set forth in the partnership agreement. The issuance of additional shares of common stock or additional shares of preferred stock or other convertible securities may result in the dilution of the interests of our stockholders.

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the Operating Partnership issues OP units or other partnership interests in connection with the grant, award or issuance of shares or other equity interests in us having designations, preferences and other rights so that the economic interests attributable to the newly issued shares or other equity interests in us are substantially similar to the designations, preferences and other rights, except voting rights, of the OP units or other partnership interests issued to us and we contribute to the Operating Partnership the proceeds received by us from the issuance of such shares or other equity securities; or

• we make an additional capital contribution to the Operating Partnership; or

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the Operating Partnership issues the additional OP units or other partnership interests to all partners holding OP units or other partnership interests in the same class or series in proportion to their respective percentage interests in that class or series.

OPERATING PARTNERSHIP	COMPANY
Distributions
The partnership agreement requires the distribution of available cash on at least a quarterly basis. Available cash is cash of the Operating Partnership, regardless of source, including capital contributions and loans to the Operating Partnership, as determined by the general partner to be appropriate for distribution in its sole and absolute discretion.	To satisfy the requirements to qualify as a REIT, and to avoid paying tax on our income, we intend to continue to make regular quarterly distributions of all, or substantially all, of our REIT taxable income (excluding net capital gains) to our stockholders.
All distributions will be made at the discretion of our board of directors and will depend on our historical and projected results of operations, liquidity and financial condition, our REIT qualification, our debt service requirements, operating expenses and capital expenditures, prohibitions and other restrictions under financing arrangements and applicable law and other factors as our board of directors may deem relevant from time to time.
Unless we, as the general partner, otherwise specifically agree in the partnership agreement or in an agreement entered into at the time a new class or series is created, no partnership interest will be entitled to a distribution in preference to any other partnership interest. A partner will not in any event receive a distribution of available cash with respect to an OP unit for a quarter or shorter period if the partner is entitled to receive a distribution out of that same available cash with respect to our shares of Class A common stock for which that OP unit has been exchanged or redeemed.
Upon the liquidation of the Operating Partnership, after payment of debts and obligations, any remaining assets of the Operating Partnership will be distributed to the holders of the OP units that are entitled to any preference in distribution upon liquidation in accordance with the rights of any such class or series, and the balance, if any, will be distributed to the partners in accordance with their capital accounts, after giving effect to all contributions, distributions and allocations for all periods.

OPERATING PARTNERSHIP	COMPANY
Borrowing Policies
The Operating Partnership has no restrictions on borrowings, and the general partner has full power and authority to borrow money on behalf of the Operating Partnership.	We employ leverage in our capital structure in amounts determined from time to time by our board of directors. Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur. Although our board of directors has not adopted a policy which limits the total amount of indebtedness that we may incur, it will consider a number of factors in evaluating our level of indebtedness from time to time, such as our debt to total market capitalization ratio, as well as the amount of such indebtedness that will either be fixed or variable rate. Our total market capitalization is defined as the sum of the market value of our outstanding common stock (which may decrease, thereby increasing our debt to total capitalization ratio), including restricted shares that we may issue to certain of our directors and executive officers, plus the aggregate value of OP units not owned by us, plus the book value of our total consolidated indebtedness. Our board of directors may from time to time modify our debt policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors.
Other Investment Restrictions
Other than restrictions precluding investments by the Operating Partnership that would adversely affect our qualification as a REIT and restrictions on transactions with affiliates, the partnership agreement does not generally restrict the Operating Partnership’s authority to enter into certain transactions, including, among others, making investments, lending Operating Partnership funds, or reinvesting the Operating Partnership’s cash.	Neither our charter nor our bylaws impose any restrictions upon the types of investments made by us.
Management Control
All management powers over the business and affairs of the Operating Partnership are vested in us as general partner, and generally no limited partner of the Operating Partnership has any right to participate in or exercise control or management power over the business and affairs of the Operating Partnership, except as otherwise set forth in the partnership agreement and as described under “— Voting Rights.” We may not be removed as general partner by the limited partners of the Operating Partnership with or without cause.	The board of directors has exclusive control over our business and affairs subject only to the restrictions in our charter and bylaws and as described under “— Voting Rights.” At each annual meeting of the stockholders, the successors of the directors whose terms expire at that meeting will be elected. Any ordinary business policies adopted by the board of directors may be altered or eliminated without a vote of the stockholders. Accordingly, except for their vote in the elections of directors, stockholders have no control over our ordinary business policies.

OPERATING PARTNERSHIP	COMPANY
In the partnership agreement, the limited partners of the Operating Partnership expressly acknowledge that we, as general partner of the Operating Partnership, are acting for the benefit of the Operating Partnership, the limited partners and our stockholders. Neither we, as general partner of the Operating Partnerhip, nor our board of directors are under any obligation to consider the separate interests of the limited partners in deciding whether to cause the Operating Partnership to take or decline to take any actions. In particular, we are under no obligation to consider the tax consequence to limited partners when making decisions for the benefit of the Operating Partnership, but we are expressly permitted to take into account our tax consequences.

Fiduciary Duties of General Partners and Directors
Under Delaware law, we, as the general partner of the Operating Partnership, are accountable to the Operating Partnership as a fiduciary and, consequently, are required to exercise good faith and integrity in all of our dealings with respect to partnership affairs. However, under the partnership agreement, we are not liable for monetary damages for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission unless the we, as general partner, have acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit derived.	Under Maryland law, the directors must perform their duties in good faith, in a manner that they reasonably believe to be in our best interests and with the care of an ordinarily prudent person in a like position would use under similar circumstances. Any director who acts in such a manner generally will not be liable to us for monetary damages arising from his or her activities as our director.
Management Liability
We, as general partner of the Operating Partnership, and our directors and officers are not liable for monetary or other damages to the Operating Partnership, any partners or assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, unless we acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived.	Our charter provides that, to the maximum extent permitted by Maryland law, none of our present or former directors or officers shall be liable to us or our stockholders for money damages.
In the absence of any Maryland statute limiting the liability of directors and officers of a Maryland corporation for money damages in a suit by or on our behalf or by any of our stockholders, no director or officer shall be liable to us or to any stockholder for money damages except to the extent that: (a) the director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; or (b) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director’s or officer’s action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

OPERATING PARTNERSHIP	COMPANY
Indemnification
Under the partnership agreement, the Operating Partnership has agreed to indemnify us, as general partner, any limited partners, and our directors, officers and stockholders from and against all losses, claims, damages, liabilities, joint or several, expenses (including attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts incurred in connection with any actions relating to us, the Operating Partnership or the operations of the Operating Partnership or ownership of property, unless: (i) the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the indemnitee actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful. In addition, the partnership agreement provides that, with respect to our directors, the Operating Partnership is the indemnitor of first resort to the extent that any directors simultaneously are entitled to indemnification from General Atlantic with respect to any of the same losses, claims, damages, liabilities, joint or several, expenses, judgments, fines, settlements and other amounts for which the Operating Partnership is obligated to provide indemnification.	Our charter and bylaws authorize us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, any of our present or former directors or officers who is made a party to a proceeding by reason of his or her service to us or any individual who, while a director or officer and at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws — Indemnification and Limitation of Directors’ and Officers’ Liability” above.
Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to any person who served our predecessor in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. With respect to our directors, we will be the indemnitor of first resort to the extent that any directors simultaneously are entitled to indemnification from General Atlantic with respect to any of the same matters for which we are obligated to provide indemnification pursuant to our charter and bylaws.
The reasonable expenses incurred by an indemnitee may be reimbursed by the Operating Partnership in advance of the final disposition of the proceeding upon receipt by the Operating Partnership of a written affirmation by such indemnitee of his, her or its good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking by such indemnitee to repay the amount if it is determined that such standard was not met.

OPERATING PARTNERSHIP	COMPANY
Anti-takeover Provisions
Except in limited circumstances (see “— Voting Rights” below), the general partner of the Operating Partnership has exclusive management power over the business and affairs of the Operating Partnership. The general partner may not be removed by the limited partners with or without cause. With certain limited exceptions, the limited partners may not transfer their interests in the Operating Partnership, in whole or in part, without our written consent as general partner, which consent may be withheld in our sole and absolute discretion.	Our charter and bylaws contain certain provisions that may have the effect of delaying or discouraging an unsolicited proposal for the acquisition of the Company or the removal of incumbent management. These provisions include:
• authorized stock that our board of directors may issue in its discretion as preferred stock with voting and other rights superior to our common stock;

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a requirement that members of our board of directors may be removed only for cause and then only by the affirmative vote of two-thirds of the votes entitled to be cast generally in the election of directors;

In addition, we, as general partner, generally may not transfer any of our OP units in the Operating Partnership, including any of our limited partner interests, or voluntarily withdraw as the general partner of the Operating Partnership, except in certain circumstances. See “Descritpion of the Partnership Agreement of QualityTech, LP — Transfers.”
• restrictions on the ownership or transferability of our stock for any purpose, including in order for us to maintain our status as a REIT;
• a requirement that nominations of persons for election to our board of directors and proposals of other business to be considered by our stockholders at the annual meeting may be made only:
• pursuant to our notice of the meeting;
• by or at the direction of our board of directors; or
• by any stockholder who is entitled to vote at the meeting and who complies with the applicable advance notice procedures.
Likewise, if our board of directors were to opt in to the business combinations provisions of the MGCL or certain of the provisions of Title 3, Subtitle 8 of the MGCL, to the extent we have not already done so, or if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL or the board resolution opting out of the business combination provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects. See “Certain Provisions of Maryland Law and Our Charter and Bylaws.”

OPERATING PARTNERSHIP	COMPANY
Voting Rights
Under the partnership agreement, all decisions relating to the operation and management of the Operating Partnership are made by the general partner, provided that the limited partners have certain limited consent rights as described below.	Our business and affairs are managed under the direction of our board of directors. Maryland law and our charter and bylaws require that certain major transactions, including most amendments to our charter, may not be consummated without the approval of stockholders as set forth below. All shares of Class A common stock have one vote per share, and our charter permits the board of directors to classify and issue preferred stock in one or more series having voting power which may differ from that of our common stock. Each outstanding share of Class B common stock entitles its holder to 50 votes on all matters on which Class A common stockholders are entitled to vote, and holders of shares of Class A common stock and Class B common stock vote as a single class.

The following is a comparison of the voting rights of the holders of OP units and our stockholders as they relate to certain major transactions:

OPERATING PARTNERSHIP	COMPANY
Amendment of the Partnership Agreement or our Charter and Bylaws
Our prior written consent, as general partner, is required to amend or waive any provision of the partnership agreement and, in general, we may unilaterally amend the partnership agreement except for certain provisions affecting the rights of limited partners. The approval of a majority of the partnership interests held by limited partners other than us is necessary to amend provisions of the partnership agreement that, among other things: restrict our power, as general partner, to conduct businesses other than owning partnership interests of the Operating Partnership and the relationship of our shares to OP units; restrict our power to issue or repurchase shares without causing a simultaneous issuance or repurchase of units by the Operating Partnership; include the transfer of partnership interests; include the unit redemption right of the limited partners; convert a limited partner’s interest into a general partner’s interest or modify the limited liability of a limited partner; alter the interest of a partner in profits or losses, or the right to receive any distributions, subject to certain exceptions; or impose an obligation to make additional capital contributions.	Under Maryland law and our charter, amendments to our charter generally must be declared advisable by the board of directors and approved by the holders of at least a majority of the votes entitled to be cast on the matter, subject to certain exceptions.
Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

OPERATING PARTNERSHIP	COMPANY
Vote Required to Dissolve the Operating Partnership or the Company
The Operating Partnership may be dissolved by an election by us, as general partner, in our sole and absolute discretion.	Under Maryland law and our charter, dissolution of the Company must be advised by the board of directors and approved by the holders of at least a majority of the votes entitled to be cast on the matter.
Vote Required to Sell Assets or Merge
Under the partnership agreement, the general partner has the full power and authority to effectuate the sale, transfer, exchange or other disposition of any of the Operating Partnership’s assets or the merger or other combination of the Operating Partnership with or into another entity.	Under Maryland law and our charter, the sale of all or substantially all of our assets, or our merger or consolidation, requires the approval of the board of directors and the holders of at least a majority of the votes entitled to be cast on the matter. No approval is required for the sale of less than all or substantially all of our assets.
Subject to the restrictions on the general partner’s ability to transfer interests in the Operating Partnership described above under “Description of the Partnership Agreement of QualityTech, LP — Transfers,” we, as general partner, may and may cause the Operating Partnership to engage in a merger, consolidation or other combination transaction only if we have provided notice to the limited partners at least 20 business days, or such shorter period as determined by us in our sole and absolute discretion, before the record date for determining stockholders eligible to vote upon the approval of the merger, consolidation or other combination transaction.
Compensation and Fees
The general partner does not receive any compensation for its services as general partner of the Operating Partnership. The Operating Partnership will reimburse the general partner for all expenses incurred relating to the ongoing operation of the Operating Partnership.	Our officers and outside directors receive compensation for their services.
Liability of Investors
Under the partnership agreement and applicable Delaware law, the liability of the limited partners for the Operating Partnership’s debts and obligations is generally limited to the amount of their investment in the Operating Partnership.	Under Maryland law, stockholders generally are not personally liable for the debts or obligations of the Company.

OPERATING PARTNERSHIP	COMPANY
Liquidity
A limited partner may not transfer its limited partnership interest in the Operating Partnership without first obtaining the prior written consent of the general partner, except for certain permitted transfers, which generally include those related to estate planning or the internal restructuring of the limited partner. The general partner may, in its sole and absolute discretion, prevent the admission to the Operating Partnership of substituted limited partners.	The Class A common stock issued upon redemption of the units will be freely transferable under the Securities Act except to the extent they may be issued to, or become held by, our affiliates. Our Class A common stock is listed on the New York Stock Exchange under the symbol “QTS.” The breadth and strength of this secondary market will depend, among other things, upon the number of shares of common stock outstanding, our financial condition, performance and prospects, the market for similar securities issued by REITs, and our dividend yield compared to that of other debt and equity securities.
As a general rule, a limited partner may exercise a redemption right to redeem his or her OP units at any time beginning one year following the later of (1) November 1, 2014 (i.e., the beginning of the first full calendar month following the completion of our IPO) and (2) the date of the issuance of the OP units held by the limited partner. If we give the limited partners notice of our intention to make an extraordinary distribution of cash or property to our stockholders or effect a merger, a sale of all or substantially all of our assets, or any other similar extraordinary transaction, each limited partner may exercise its unit redemption right, regardless of the length of time it has held its OP units. We, in our sole discretion, may reduce or waive the length of the period prior to which a limited partner may not exercise this redemption right.
In order to assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the Code and for strategic reasons, our charter generally prohibits any person (other than a person who has been granted an exception) from beneficially or constructively owning more than 7.5% of the aggregate of the outstanding shares of our common stock by value or by number of shares, whichever is more restrictive, except for certain designated investment entities that may own up to 9.8% of the aggregate of the outstanding shares our common stock, subject to certain conditions. Chad L. Williams, his family members and certain entities controlled by them are excepted holders under our charter and none of them are permitted to own more than 19.8% of the aggregate of the outstanding shares of such class or series of our common stock by value or by number of shares, whichever is more restrictive, after application of the relevant attribution rules. Our charter permits exceptions to be made for stockholders provided our board determines such exceptions will not jeopardize our qualification as a REIT. See “Restrictions on Ownership and Transfer.”

OPERATING PARTNERSHIP	COMPANY
Federal Income Taxation
The Operating Partnership is not subject to federal income taxes. Instead, each holder of units includes its allocable share of the Operating Partnership’s taxable income or loss in determining its individual federal income tax liability. The maximum federal income tax rate for individuals under current law is 39.6%.	We have elected to be taxed as a REIT for federal income tax purposes. A REIT generally is not subject to federal income tax on the income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification as a REIT. Even a REIT, however, is subject to federal income tax on income that is not distributed and also may be subject to federal income and excise taxes in certain circumstances. In addition, certain subsidiaries of a REIT may be subject to federal income taxation. The maximum federal income tax rate for corporations under current law is 35%. Stockholders generally will be subject to taxation on dividends (other than designated “capital gain dividends” and “qualified dividend income”) at rates applicable to ordinary income, instead of at lower capital gain rates that generally apply to dividends received from a regular C corporation.
Income and loss from the Operating Partnership generally is subject to the “passive activity” limitations. Under the “passive activity” rules, income and loss from the Operating Partnership that is from a “passive activity” generally can be offset against income and loss from other investments that constitute “passive activities” (unless the Operating Partnership is considered a “publicly traded partnership,” in which case income and loss from the Operating Partnership may only be able to be offset against other income and loss from the Operating Partnership). Certain income of the Operating Partnership, however, such as income attributable to dividends from each of QTS Finance Corporation and Quality Technology Services Holding, LLC, does not qualify as passive income and cannot be offset with losses and deductions from a “passive activity.”	Dividends paid by us will be treated as “portfolio” income and generally cannot be offset with losses from “passive activities.” The portfolio income of individuals is taxed at a maximum federal income tax rate applicable to individuals.
Cash distributions from the Operating Partnership are generally not taxable to a holder of units except to the extent they exceed such holder’s basis in its interest in the Operating Partnership (which will include such holder’s allocable share of the Operating Partnership’s liabilities).	Distributions made by us to our taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as “capital gain dividends” or “qualified dividend income”) will be taken into account by them as ordinary income. Distributions that are properly designated by us as “capital gain dividends” or “qualified dividend income” may be taxed at long-term capital gain rates, subject to certain exceptions. Distributions (not designated as capital gain dividends) in excess of current and accumulated earnings and profits will first be treated as a non-taxable return of capital to the extent of a stockholder’s adjusted basis in its stock, with the excess taxed as capital gain (if the stock has been held as a capital asset).

OPERATING PARTNERSHIP	COMPANY
Each year, holders of units will receive a Schedule K-1 tax form containing detailed tax information for inclusion in preparing their federal income tax returns.	Each year, stockholders will receive Form 1099 containing information regarding dividends paid and, if applicable, dividends designated as capital gain dividends or qualified dividend income. In the event we designate any amounts as undistributed capital gain, stockholders will receive Form 2439 containing information regarding the amount of gain required to be included in their income.
Holders of units are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which the Operating Partnership owns property, even if they are not residents of those states.	Stockholders who are individuals generally will not be required to file state income tax returns and/or pay state income taxes outside of their state of residence with respect to our operations and distributions. We may be required to pay state income taxes in certain states.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

In order for us to qualify as a REIT under the Code, shares of our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock (after taking into account options to acquire shares of common stock) may be owned, directly, indirectly or through attribution, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

In order to assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the Code, and for strategic reasons, our charter generally prohibits:

•	any person (other than a person who has been granted an exception) from beneficially or constructively owning more than 7.5% of the aggregate of the outstanding shares of our common stock by value or by number of shares, whichever is more restrictive;
•	any person (other than a person who has been granted an exception) from beneficially or constructively owning more than 7.5% of the aggregate of the outstanding shares of such class or series of our preferred stock by value or by number of shares, whichever is more restrictive; and
•	as excepted holders, any of Chad L. Williams, his family members and certain entities controlled by them, and any person who is or would be a beneficial owner or constructive owner of shares of our common stock as a result of the beneficial ownership or constructive ownership of shares of our common stock by Chad L. Williams, his family members and certain entities controlled by them, from beneficially or constructively owning more than 19.8% of the aggregate of the outstanding shares of our common stock by value or by number of shares, whichever is more restrictive, after application of the relevant attribution rules.

However, certain entities that are defined as designated investment entities in our charter, which generally includes pension funds, mutual funds, and certain investment management companies, are permitted to own up to 9.8% of the aggregate of our outstanding shares of common stock or preferred stock, so long as each beneficial owner of the shares owned by such designated investment entity would satisfy the 7.5% ownership limit if those beneficial owners owned directly their proportionate share of the common stock owned by the designated investment entity. Our board may, in its sole discretion, grant an exemption to the stock ownership limits, subject to such conditions and the receipt by our board of certain representations and undertakings. Our charter permits exceptions to be made for stockholders if our board of directors determines such exceptions will not jeopardize our qualification as a REIT.

Our charter provides an excepted holder limit that allows Chad L. Williams, his family members and entities owned by or for the benefit of them, and any person who is or would be a beneficial owner or constructive owner of shares of our common stock as a result of the beneficial ownership or constructive ownership of shares of our common stock by Chad L. Williams, his family members and certain entities controlled by them, as a group, to own more than 7.5% of the aggregate of the outstanding shares of our common stock, so long as, under the applicable tax attribution rules, no one such excepted holder treated as an individual would hold more than 19.8% of the aggregate of the outstanding shares of our common stock, no two such excepted holders treated as individuals would own more than 27.3% of the aggregate of the outstanding shares of our common stock, no three such excepted holders treated as individuals would own more than 34.8% of the aggregate of the outstanding shares of our common stock, no four such excepted holders treated as individuals would own more than 42.3% of the aggregate of the outstanding shares of our common stock, and no five such excepted holders treated as individuals would own more than 49.8% of the aggregate of the outstanding shares of our common stock. Currently, Chad L. Williams would be attributed all of the shares of common stock owned by each such other excepted holder and, accordingly, the Williams excepted holders as a group would not be allowed to own in excess of 19.8% of the aggregate of the outstanding shares of our common stock. If at a later time, there were not one excepted holder that would be attributed all of the shares owned by such excepted holders as a group, the excepted holder limit as applied to the Williams group would not permit each such excepted holder to own 19.8% of the aggregate of the outstanding shares of our common stock. Rather, the excepted holder limit as applied to the Williams group would prevent two or more such excepted holders who are treated as individuals under the applicable tax attribution rules from owning a higher percentage of our common stock than the maximum amount of shares that could be owned by any one such excepted holder (19.8%), plus the maximum amount of shares that could be owned by any one or more other individual stockholders who are not excepted holders (7.5%).

Our charter also prohibits any person from (1) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code, (2) transferring shares of our capital stock if such transfer would result in our being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), (3) beneficially or constructively owning shares of our capital stock that would result in us owning (directly or indirectly) an interest in a tenant if the income derived by us from that tenant for our taxable year during which such determination is being made would reasonably be expected to equal or exceed the lesser of one percent of our gross income or an amount that would cause us to fail to satisfy any of the REIT gross income requirements and (4) beneficially or constructively owning shares of our capital stock that would cause us otherwise to fail to qualify as a REIT. Any person who acquires or attempts or intends to acquire beneficial ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfers on our qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to qualify, or to continue to qualify, as a REIT. In addition, our board of directors may determine that compliance with the foregoing restrictions is no longer required for our qualification as a REIT.

Our board of directors, in its sole discretion, may exempt a person from the above ownership limits and any of the restrictions described above. However, our board of directors may not grant an exemption to any person unless our board of directors obtains such representation, covenant and understandings as our board of directors may deem appropriate in order to determine that granting the exemption would not result in our losing our qualification as a REIT. As a condition of granting the exemption, our board of directors may require a ruling from the IRS or an opinion of counsel in either case in form and substance satisfactory to our board of directors, in its sole discretion in order to determine or ensure our qualification as a REIT.

In addition, our board of directors from time to time may increase the ownership limits. However, the ownership limits may not be increased if, after giving effect to such increase, five or fewer individuals could own or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding. Our board of directors, in its sole discretion, may from time to time decrease the ownership limits, provided that no decreased limit will apply to any person whose ownership percentage exceeds such decreased limit until that person’s ownership percentage equals or falls below such decreased ownership limit.

However, if any transfer of our shares of stock occurs which, if effective, would result in any person beneficially or constructively owning shares of stock in excess, or in violation, of the above transfer or ownership limitations, known as a prohibited owner, then that number of shares of stock, the beneficial or constructive ownership of which otherwise would cause such person to violate the transfer or ownership limitations (rounded up to the nearest whole share), will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary, and the prohibited owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer. If the transfer to the charitable trust would not be effective for any reason to prevent the violation of the above transfer or ownership limitations, then the transfer of that number of shares of stock that otherwise would cause any person to violate the above limitations will be void. Shares of stock held in the charitable trust will continue to constitute issued and outstanding shares of our stock. The prohibited owner will not benefit economically from ownership of any shares of stock held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares of stock held in the charitable trust. The trustee of the charitable trust will be designated by us and must be unaffiliated with us or any prohibited owner and will have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust’s charitable beneficiary. Any dividend or other distribution paid before our discovery that shares of stock have been transferred to the trustee will be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee will be held in trust for the trust’s charitable beneficiary. Subject to Maryland law, effective as of the date that such shares of stock have been transferred to the charitable trust, the trustee, in its sole discretion, will have the authority to:

•	rescind as void any vote cast by a prohibited owner prior to our discovery that such shares have been transferred to the charitable trust; and
•	recast such vote in accordance with the desires of the trustee acting for the benefit of the trust’s charitable beneficiary.

However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that shares of stock have been transferred to the charitable trust, and unless we buy the shares first as described below, the trustee will sell the shares of stock held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations in our charter. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary. The prohibited owner will receive the lesser of:

•	the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise), the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and
•	the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust (less any commission and other expenses of a sale).

The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, before our discovery that shares of stock have been transferred to the charitable trust, such shares are sold by a prohibited owner, then:

•	such shares will be deemed to have been sold on behalf of the charitable trust; and
•	to the extent that the prohibited owner received an amount for such shares that exceeds the amount that the prohibited owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.

In addition, shares of stock held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and
•	the market price on the date we, or our designee, accept such offer.

We may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares of stock held in the charitable trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee will be paid to the charitable beneficiary.

All certificates representing shares of our capital stock bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) in value of the outstanding shares of our capital stock within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of the owner’s beneficial ownership on our qualification as a REIT and to ensure compliance with our ownership limitations. In addition, each stockholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Our ownership limitations could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or might otherwise be in the best interest of our stockholders.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax consequences relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our Class A common stock (our “Stock”). For purposes of this section under the heading “Certain U.S. Federal Income Tax Considerations,” references to “QTS Realty Trust, Inc.” “we,” “our,” and “us” mean only “QTS Realty Trust, Inc.” and not its subsidiaries, except as otherwise indicated, and references to “tenants” are to persons who are treated as lessees of real property for purposes of the REIT requirements including, in general, persons who are referred to as “customers” elsewhere in this prospectus. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department (“Treasury regulations”), rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given to you that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary is also based upon the assumption that we and our subsidiaries and affiliated entities will operate in accordance with our and their applicable organizational documents. This summary is for your general information only and is not tax advice. It does discuss any state, local or non-U.S. tax consequences relevant to us or an investment in our Stock, and it does not discuss all aspects of federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

•	an insurance company;
•	a financial institution, broker, or dealer;
•	a regulated investment company or a REIT;
•	a holder who received our stock through the exercise of employee stock options or otherwise as compensation;
•	a person holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment;
•	a person holding our stock indirectly through other vehicles, such as partnerships, trusts, or other pass-through entities; and
•	except as discussed below, a tax-exempt organization or a foreign investor.

This summary assumes that investors will hold our Stock as a capital asset, which generally means property held for investment. The federal income tax treatment of holders of our stock depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our Stock will depend on the stockholder’s particular tax circumstances.

You are urged to consult your tax advisor regarding the federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our stock.

Taxation of QTS Realty Trust, Inc.

We were formed as a Maryland corporation on May 17, 2013, and, with effect as of such date, we elected to be treated as an S corporation for federal income tax purposes. We revoked our tax status as an S corporation effective October 8, 2013. We elected to be treated as a REIT for federal income tax purposes effective for our taxable year ended December 31, 2013, with our federal income tax return on IRS Form 1120-REIT for such year.

We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 2013, upon the filing of our federal income tax return for such year. We believe that we are organized and that we have operated in such a manner as to qualify for taxation as a REIT under the Code and we intend to continue to operate in such a manner. We have not sought and will not seek a private letter ruling from the IRS regarding any matter discussed in this section, except for a ruling on certain activities not currently being conducted through the REIT, as described below.

The law firm of Hogan Lovells US LLP (“Hogan Lovells”) has acted as our tax counsel in connection with the registration statement of which this discussion is a part. We have received an opinion of Hogan Lovells to the effect that we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT for each of our taxable years beginning with our taxable year ended December 31, 2013, and that our current and proposed method of operation (as described in this prospectus and a letter that we have provided to Hogan Lovells) will enable us to meet the requirements for qualification and taxation as a REIT under the Code for our taxable year ending December 31, 2014 and thereafter. The opinion of Hogan Lovells is based on various assumptions relating to our organization and operation, and is conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the present and future conduct of our business operations. While we intend to continue to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Hogan Lovells or by us that we will qualify as a REIT for any particular year. The opinion is expressed as of the date issued. Hogan Lovells will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. Hogan Lovells’ opinion does not foreclose the possibility that we may have to utilize one or more of the REIT savings provisions discussed below, which could require us to pay an excise or penalty tax (which tax could be significant in amount) in order for us to maintain our REIT qualification.

Taxation of REITs in General

Qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “— Requirements for Qualification — General.” Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, we cannot assure you that we have been or will be organized or operated in a manner so as to satisfy the requirements for qualification and taxation as a REIT under the Code, or that we will meet in the future the requirements for qualification and taxation as a REIT. See “— Failure to Qualify.”

Provided that we qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay and therefore will not be subject to federal corporate income tax on our “REIT taxable income” (determined before the deduction for dividends paid and excluding net capital gains) that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at both the corporate and stockholder levels that generally results from an investment in a “C” corporation. A “C corporation” is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. In general, the income that we generate is taxed only at the stockholder level upon the distribution of that income. Dividends paid by corporations to U.S. individuals are taxed at a reduced rate of 20%. With limited exceptions, however, dividends received by stockholders from us, or from other entities that are taxed as REITs, other than dividends designated as “capital gain dividends” or “qualified dividend income,” are generally taxed at ordinary income rates, which is currently taxed at a maximum rate of 39.6%. See “Taxation of Holders of Stock — Taxation of Taxable U.S. Stockholders — Distributions Generally.”

Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders of the REIT, subject to special rules for certain items such as the capital gains that we recognize. See “Taxation of Holders of Stock.”

If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed “REIT taxable income,” including undistributed net capital gains, for any taxable year. A REIT’s “REIT taxable income” is the otherwise taxable income of the REIT subject to certain adjustments, including a deduction for dividends paid.
•	We may be subject to the “alternative minimum tax” on our undistributed items of tax preference, if any.

•	If we earn net income from “prohibited transactions,” which generally are sales or other dispositions of property, other than foreclosure property, that is included in our inventory or held by us primarily for sale to tenants in the ordinary course of business, we will be subject to a tax at the rate of 100% of such net income. See “— Income Tests — Prohibited Transactions Tax” and “— Income Tests — Income from Foreclosure Property” below.
•	If we have net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. In general, foreclosure property is property acquired by us as a result of having bid in a foreclosure or through other legal means subsequent to a default on a lease of such property or on an indebtedness secured by such property. See “— Income Tests — Income from Foreclosure Property” below.
•	We may elect to retain and pay federal income tax on our net long-term capital gain. To the extent we make a timely designation of such gain to our stockholders, a U.S. stockholder would (a) include its proportionate share of our undistributed long-term capital gain in its income, (b) be deemed to have paid the tax that we paid on such gain, (c) be allowed a credit for its proportionate share of the tax it was deemed to have paid, and (d) increase its basis in our common stock. See “— Taxation of Holders of Stock — Taxation of Taxable U.S. Stockholders — Capital Gain Dividends; Retained Net Capital Gain.”
•	If we fail to satisfy either the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements and our failure to satisfy such test or tests is due to reasonable cause and not due to willful neglect, we will be subject to a tax equal to the product of (a) the gross income attributable to the greater of the amount by which we fail either of the 75% or 95% gross income tests, multiplied by (b) a fraction intended to reflect our profitability.
•	If we fail to satisfy any of the asset tests because we own assets the total value of which exceeds a statutory de minimis standard but the failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the greater of $50,000 or the amount determined by multiplying the net income generated by the non-qualifying assets by the highest corporate tax rate applicable to corporations during the periods when such assets would have caused us to fail the relevant asset test.
•	If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods less excess distributions from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of such required distribution over the sum of the amounts actually distributed and retained amounts on which income tax was paid at the corporate level.
•	If we fail to satisfy a requirement under the Code which would result in the loss of our REIT status, other than a failure to satisfy a gross income or an asset test, but nonetheless maintain our qualification as a REIT because the requirements of certain relief provisions are satisfied, we will be required to pay a penalty of $50,000 for each such failure.
•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Requirements for Qualification — General.”
•	A 100% tax may be imposed with respect to items of income and expense if arrangements among us, our taxable REIT subsidiary and our tenants are not based on market rates.
•	If we acquire any assets from a non-REIT “C” corporation in a transaction in which the basis of the assets in our hands is determined by reference to the basis of the asset in the hands of the C corporation, we would be liable for corporate income tax, at the highest applicable corporate rate, for the “built-in gain” with respect to those assets if we dispose of those assets during the 10-year period beginning on the day the asset was transferred to us by the non-REIT “C” corporation. To the extent that assets are transferred to us in a carry-over basis transaction by a partnership in which a corporation owns an interest, we will be subject to this tax in proportion to the non-REIT “C” corporation’s interest in the partnership. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us. The IRS has issued proposed Treasury regulations which would exclude from the application of this built-in gains tax any gain from the sale of property acquired by us in an exchange under Section 1031 (a like kind exchange) or 1033 (an involuntary conversion) of the Code. The proposed Treasury regulations described above will not be effective unless they are issued in their final form, and as of the date of this prospectus it is not possible to determine whether the proposed Treasury regulations will be finalized in their current form or at all.
•	The earnings of any subsidiaries that are subchapter “C” corporations, including any taxable REIT subsidiary, are subject to U.S. federal corporate income tax.

In addition, notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property, and other taxes on their assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification — General

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;
(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;
(3)	that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;
(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;
(5)	the beneficial ownership of which is held by 100 or more persons;
(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities and as determined by applying certain attribution rules);
(7)	that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;
(8)	that uses a calendar year for federal income tax purposes; and
(9)	that meets other applicable tests, described below, including with respect to the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be satisfied during a corporation’s initial tax year as a REIT (which, in our case, was 2013). Our charter provides restrictions regarding the ownership and transfers of our stock, which are intended to assist us in satisfying the stock ownership requirements described in conditions (5) and (6) above. For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding stock of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

To monitor compliance with the stock ownership requirements, we generally are required to maintain records regarding the actual ownership of our Stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock in which the record holders are to disclose the actual owners of the Stock, i.e., the persons required to include in gross income the dividends paid by us. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure to comply with these record keeping requirements could subject us to monetary penalties. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the Stock and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We adopted December 31 as our year-end and thereby satisfy this requirement.

If we fail to satisfy any of the various REIT requirements and could not avail ourselves of any statutory relief provisions, we would not qualify as a REIT. See “— Failure to Qualify.”

Effect of Subsidiary Entities

Ownership of Partnership Interests.  A REIT that is a partner in a partnership or other entity taxable as a partnership for federal income tax purposes, such as the Operating Partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets (subject to special rules relating to the 10% asset test described below) and to earn its proportionate share of the partnership’s income for purposes of the asset and gross income tests applicable to REITs, as described below. Similarly, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets, liabilities, and items of income in the Operating Partnership will be treated as our assets, liabilities, and items of income for purposes of applying the REIT requirements described below. A summary of certain rules governing the federal income taxation of partnerships and their partners is provided below in “— Tax Aspects of Investments in the Operating Partnership.”

We generally have control of the Operating Partnership and the subsidiary partnerships and limited liability companies, and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action that could cause us to fail a gross income or asset test, and that we would not become aware of such action in time for us to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief as described below in “— Failure to Qualify.”

Qualified REIT Subsidiaries.  If a REIT owns a qualified REIT subsidiary, the separate existence of that subsidiary will be disregarded for federal income tax purposes and all assets, liabilities and items of income, deduction and credit of the subsidiary will be treated as assets, liabilities and tax items of the REIT itself. Generally, a corporation will qualify as a qualified REIT subsidiary if we own 100% of its shares and it is not a taxable REIT subsidiary. For this reason, references in this discussion to our income and assets should be understood to include the income and assets of any qualified REIT subsidiary we own. Income of a qualified REIT subsidiary will not be subject to federal income tax, although it may be subject to state and local taxation in some states. Our ownership of the voting shares of a qualified REIT subsidiary will not violate the asset test restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of such issuer’s securities or more than 5% of the value of our total assets. See “— Asset Tests” and “— Income Tests.”

Taxable REIT Subsidiaries.  A taxable REIT subsidiary is a corporation other than a REIT in which we directly or indirectly hold stock, and which has made a joint election with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. A taxable REIT subsidiary also includes any corporation other than a REIT in which a taxable REIT subsidiary of ours owns, directly or indirectly, securities (other than certain “straight debt” securities) which represent more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary generally may engage in any business, including the provision of customary or non-customary services to our tenants without causing us to receive impermissible tenant service income under the REIT gross income tests. A taxable REIT subsidiary is required to pay regular federal income tax, and state and local income tax where applicable, as a non-REIT “C” corporation. If dividends are paid to us by our taxable REIT subsidiary, then a portion of the dividends we distribute to stockholders who are taxed at individual rates generally will be eligible for taxation at lower capital gains rates, rather than at ordinary income rates. See “— Taxation of Holders of Stock — Taxation of Taxable U.S. Stockholders —  Qualified Dividend Income.” We currently have two taxable REIT subsidiaries: QTS Finance Corporation and Quality Technology Services Holding, LLC. QTS Finance Corporation is a co-issuer of debt of the Operating Partnership and has nominal capital. Quality Technology Services Holding, LLC provides our Cloud and Managed Services, or C3, product, which is a virtual hosting solution offering a private, highly secure, regulatory compliant and scalable IT infrastructure and services to support varied business applications and requirements. Services provided in connection with our C3 product includes a managed network, security, systems and back-up, as well as application monitoring and testing.

Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions applicable to the arrangements between us and our taxable REIT subsidiary ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments in excess of a certain amount made directly or indirectly to us. In addition, we will be obligated to pay a 100% penalty tax on some payments we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between us, our tenants, and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. Our taxable REIT subsidiary, and any future taxable REIT subsidiaries, may make interest and other payments to us and to third parties in connection with activities related to our data centers. There can be no assurance that our taxable REIT subsidiary will not be limited in its ability to deduct certain interest payments made to us. In addition, there can be no assurance that the IRS might not seek to impose the 100% excise tax on a portion of payments received by us from, or expenses deducted by, our taxable REIT subsidiary.

Income Tests

In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis.

At least 75% of our gross income for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including:

(1)	“rents from real property”;
(2)	interest on obligations secured by mortgages on real property or on interests in real property;
(3)	gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) which is not treated as inventory property or property held for sale to customers in the ordinary course of business;
(4)	dividends or other distributions on, and gain from the sale or other disposition of, transferable shares (or transferable certificates of beneficial interest) in other REITs;
(5)	abatements and refunds of taxes on real property;
(6)	income and gain derived from foreclosure property;
(7)	amounts (other than amounts determined in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property an interests in real property);

(8)	gain from the sale or disposition of a real estate asset which is not a “prohibited transaction,” see “— Prohibited Transactions Tax;” and
(9)	certain income derived from the temporary investment of new capital.

At least 95% of our gross income for each taxable year must be derived from any combination of income qualifying under the 75% test, dividends, interest, and gain from the sale or disposition of stock or securities, in either case, not held for sale to customers.

The following items of income and gain are excluded from the computation of these gross income tests: (1) gross income from “prohibited transactions;” (2) income from, and gain from the sale or disposition of, certain hedging transactions (as discussed below); and (iii) certain foreign currency income.

The IRS has regulatory authority to determine whether any item of income, which is not otherwise described as qualifying income under the 95% and 75% gross income tests, may be treated as qualifying income for purposes of such tests or be excluded therefrom.

Rents from Real Property.  Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property lease.

•	First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.
•	Second, we, or an actual or constructive owner of 10% or more of the value of our stock, must not actually or constructively own 10% or more of the assets or net profits of the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents received from such tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if either (i) at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other tenants for comparable space, or (ii) the property is a qualified lodging or qualified health facility and such property is operated on behalf of the taxable REIT subsidiary by a person who is an “eligible independent contractor” (as described below) and certain other requirements are met.
•	Third, rent attributable to personal property, leased in connection with a lease of real property, must not be greater than 15% of the total rent received under the lease. If this requirement is not met, then the portion of rent attributable to such personal property will not qualify as “rents from real property.”
•	Fourth, for rents to qualify as rents from real property for purposes of satisfying the gross income tests, we generally must not operate or manage a property or furnish or render services to the tenants at the property, other than through an “independent contractor” who is adequately compensated and from whom we derive no revenue or through a taxable REIT subsidiary. To the extent that “impermissible services” are provided by an independent contractor, the cost of the services generally must be borne by the independent contractor. We may provide a minimal amount of “non-customary” services to tenants of our data centers, other than through an independent contractor or taxable REIT subsidiary, but we intend that our income from these services will not exceed 1% of our total gross income from the facility. If the impermissible tenant services income exceeds 1% of our total gross income from a data center, then all of the income from that data center will fail to qualify as rents from real property. If the total amount of impermissible tenant services income does not exceed 1% of our total gross income from the data center, the services will not “taint” the other income from the data center (that is, it will not cause the rent paid by tenants of that data center to fail to qualify as rents from real property), but the impermissible tenant services income will not qualify as rents from real property. We are deemed to have received income from the provision of impermissible services in an amount equal to at least 150% of our direct cost of providing the services.

A significant portion of the value of our data centers is attributable to structural components related to the provision of electricity, heating ventilation and air conditioning, regulation of humidity, security and fire protection, and telecommunications infrastructure. We believe that our structural components are treated as real property for purposes of the REIT gross income tests, and we structure the provision of services in a manner that we believe does not prevent our rental income from qualifying as “rents from real property.” However, we cannot provide any assurance that the IRS would agree with these positions.

We currently monitor and we intend to continue to the activities provided at our data centers, and the income that is non-qualifying under the REIT income tests arising from our data centers, and we will not provide services that will cause us to fail to meet the income tests. As discussed above, we, through our taxable REIT subsidiary, provide our C3 product. We also provide some managed services and access to third-party service providers at some or all of our data centers. Managed Services include managed network, security, systems and back-up, as well as application monitoring and testing. The following ordinary, necessary, usual and customary services typically are provided in connection with the operation and maintenance of our data center properties. We do not believe that these services constitute personal services rendered to a particular tenant. Our services include:

•	utilities, including heat, light, gas, electricity, water, air conditioning, ventilation and other utility services;
•	humidity through the air supply ducts to maintain the tenant’s spaces at all times within a specified humidity range;
•	security, including a controlled single point of access to the building that is manned twenty-four hours a day, seven days a week by employees, locked cabinets, cages, or suites accessible as specified by each tenant;
•	fire protection services through fire alarms and sprinklers;
•	common area maintenance including cleaning and maintenance of public and common areas, landscaping, and pest control;
•	management, operation, maintenance, and repair of the major building systems and components of the data center buildings;
•	acceptance of tenant deliveries to a common receiving area when a tenant representative is not present (we do not provide move-in or move-out services with respect to the tenants’ equipment, except to supervise the set-up and installation to ensure compliance with building codes and uninterrupted operation of the data center);
•	parking for tenants and their visitors, including reserved and unreserved parking without the use of attendants;
•	telecommunications infrastructure to allow tenants to connect with third-party telecommunications providers; and
•	Internet access bandwidth for those tenants that do not prefer to engage a telecommunications carrier separately in connection with their lease of space in the data center.

Based upon our experience in the markets where the data centers are located, we believe that all access to service providers and services provided to tenants by us (other than through a qualified independent contractor or a taxable REIT subsidiary) either are usually or customarily rendered in connection with the rental of real property and not otherwise considered rendered to the occupant, or, if considered impermissible services, will not result in an amount of impermissible tenant service income that will cause us to fail to meet the income test requirements. However, we cannot provide any assurance that the IRS would agree with these positions.

We are in the process of requesting a private letter ruling from the IRS in order to determine whether or not certain revenue derived from the operation of our data centers will qualify as “rents from real property” under Section 856(d). Specifically, we are requesting rulings on the following:

(1)	Providing “interconnection” and “cross connect” capabilities and the receipt of revenues with respect to those services will not cause any amounts received from tenants of the data center properties to be treated as other than “rents from real property” under Section 856(d) for purposes of Sections 856(c)(2)(C) and 856(c)(3)(A).
(2)	Revenues from tenants for the right to store their data at the data center properties on our servers (which we refer to as “cloud” storage) constitutes “rents from real property” for the purposes of Sections 856(c)(2)(C) and 856(c)(3)(A), subject to Section 856(d)(1)(C).

No assurance can be given that the IRS will conclude that revenues with respect to any of our “interconnection” or “cross connect” capabilities or “cloud” storage should be treated as “rents from real property” under the Code. If the IRS does not conclude that these revenues should be treated as “rents from real property” under the Code, then we will continue to conduct these operations through our taxable REIT subsidiary, and income earned by the taxable REIT subsidiary in connection with these operations will continue to be subject to federal, state and local income tax.

We may receive distributions from taxable REIT subsidiaries or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. We do not anticipate that we will receive sufficient dividends from our taxable REIT subsidiary or other such corporations to cause us to exceed the limit on non-qualifying income under the 75% gross income test. Any dividends received by us from a REIT will be qualifying income for purposes of both the 95% and 75% income tests.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. Generally, we may avail ourselves of the relief provisions if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect; and
•	we attach a schedule of the sources of our income to our federal income tax return.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because we intentionally accrue or receive income that is non-qualifying for purposes of the REIT income tests and that exceeds the limits on non-qualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “— Taxation of REITs in General,” even where these relief provisions apply and we retain our REIT status, a tax would be imposed based upon the amount by which we fail to satisfy the particular gross income test. We intend to take advantage of any and all relief provisions that are available to us to cure any violation of the income tests applicable to REITs.

Income from Foreclosure Property.  If a REIT acquires real property and personal property incident to such real property through a foreclosure or similar process following a default on a lease of such property or a default on indebtedness owed to the REIT that is secured by the property, and if the REIT makes a timely election to treat such property as “foreclosure property” under applicable provisions of the Code, net income (including any foreign currency gain) the REIT realizes from such property generally will be subject to tax at the maximum federal corporate income tax rate, regardless of whether the REIT distributes such income to its stockholders currently. However, such income will nonetheless qualify for purposes of the 75% and 95% gross income tests even if it would not otherwise be qualifying income for such purposes in the absence of the foreclosure property election.

Interest.  “Interest” generally will be non-qualifying income for purposes of the 75% and 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based upon a fixed percentage or percentages of receipts or sales may still qualify under the 75% and 95% gross income tests. We may receive interest payments from our taxable REIT subsidiary. These amounts of interest are qualifying income for purposes of the 95% gross income test but not necessarily the 75% gross income test. We do not anticipate that the amounts of interest derived from our taxable REIT subsidiary would affect our ability to continue to satisfy the 75% gross income test.

Dividends.  We may receive dividends from our taxable REIT subsidiary, and we could realize capital gain with respect to our investments in our taxable REIT subsidiary (either due to distributions received from the taxable REIT subsidiary or upon a disposition of part or all of our interest in a taxable REIT subsidiary). Our share of any dividends received from our taxable REIT subsidiary or capital gain recognized with respect thereto should qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We do not anticipate that the amounts of dividends from our taxable REIT subsidiary and/or capital gain with respect to our taxable REIT subsidiary will affect our ability to continue to satisfy the 75% gross income test.

Hedging Transactions.  From time-to-time, we may enter into transactions to hedge against interest rate risks or value fluctuations associated with one or more of our assets or liabilities. These hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, futures and forward contracts and other financial instruments. To the extent that a REIT enters into a transaction in the normal course of its business primarily to manage the risk of interest rate changes, price changes or currency fluctuations with respect to indebtedness incurred or to be incurred by the REIT to acquire or carry real estate assets, any income or gain from the hedging transaction will be excluded from gross income for purposes of the 75% and 95% gross income tests provided that the REIT clearly and timely identifies such hedging transaction in the manner required under the Code and the Treasury Regulations promulgated thereunder (a “qualifying hedging transaction”). Income of a REIT arising from hedging transactions that are entered into to manage the risk of currency fluctuations will not be treated as qualifying income for purposes of the 75% or 95% gross income test, provided the REIT clearly identifies the transaction as such before the close of the day on which it was acquired, originated, or entered into (or such other time as set forth in Treasury Regulations) (a “qualifying foreign currency transaction”). We currently intend to structure any hedging transactions in a manner that does not jeopardize our REIT status, although this determination depends on an analysis of the facts and circumstances concerning each hedging transaction.

Foreign Currency Gains.  “Real estate foreign exchange gain” is excluded from the calculation of the 75% and 95% gross income tests and other “passive foreign exchange gain” is excluded from the calculation of the 95% gross income test. “Real estate foreign exchange gain” means (i) foreign currency gain attributable (without duplication) to (A) an item of income or gain to which the 75% gross income test applies, (B) the acquisition or ownership of obligations secured by mortgages on real property or on interests in real property, or (C) becoming or being the obligor under obligations secured by mortgages on real property or interests in real property, or (ii) foreign currency gain attributable to a “qualified business unit” or “QBU” of the REIT under Code Section 987, provided the QBU itself satisfies both the 75% gross income test and the 75% asset test described below under “— Asset Tests.” “Passive foreign exchange gain” is (without duplication) real estate foreign exchange gain, foreign currency gain attributable to an item of income or gain to which the 95% gross income test applies, foreign currency gain attributable to the acquisition or ownership of obligations, or foreign currency gain attributable to becoming or being the obligor under obligations.

Temporary Investment Income.  For purposes of the 75% gross income test, temporary investment income generally constitutes qualifying income if such income is earned as a result of investing new capital raised through the issuance of our common stock or certain long-term debt obligations in stock and debt obligations, but only during the one-year period beginning on the date we receive the new capital.

Failure to Satisfy the Income Tests.  We expect to have gross income from various sources, including the sources described in the preceding paragraphs, that will not constitute qualifying income for purposes of one or both of the gross income tests. Taking into account our sources of non-qualifying income, however, we expect that our aggregate gross income will satisfy the 75% and 95% gross income tests applicable to REITs for each taxable year commencing with our first taxable year as a REIT.

If we were to fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we were entitled to relief under certain provisions of the Code. These relief provisions generally would be available if our failure to meet such tests were due to reasonable cause and not due to willful neglect, and, following identification of the failure, we filed with the IRS a schedule describing each item of its gross income qualifying under one or more of the gross income tests. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. If these relief provisions were inapplicable to a particular set of circumstances involving us we would not qualify as a REIT. As discussed above under “— Taxation of REITs in General,” even if these relief provisions were to apply, a tax based on the amount of the relevant REIT’s non-qualifying income would be imposed.

Prohibited Transactions Tax.  Any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by the Operating Partnership or any other subsidiary partnership and taking into account any related foreign currency gains or losses, will be treated as income from a “prohibited transaction” that is subject to a 100% penalty tax. Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends upon all the facts and circumstances with respect to the particular transaction. However, we will not be treated as a dealer in real property for the purpose of the 100% penalty tax if: (i) we have held the property for at least two years and for the production of rental income (unless such property was acquired through foreclosure or deed in lieu of foreclosure or lease termination); (ii) capitalized expenditures on the property in the two years preceding the year of sale are less than 30% of the net selling price of the property; (iii) we either (a) have seven or fewer sales of property (excluding sales of foreclosure property or in connection with an involuntary conversion (“excluded sales”)) for the year of sale or (b) the aggregate tax basis of property sold (other than excluded sales) during the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of the taxable year, or (c) the fair market value of property sold (other than excluded sales) during the year of sale is less than 10% of the fair market value of all of our assets as of the beginning of the taxable year; and (iv) if the requirement described in clause (iii)(a) of this paragraph is not satisfied, substantially all of the marketing and development expenditures with respect to the property sold are made through an independent contractor from whom we derive no income. The sale of more than one property to one buyer as part of one transaction constitutes one sale.

We hold data centers for investment with a view to long-term appreciation, we engage in the business of acquiring and owning data centers, and we currently intend to make sales of data centers with our investment objectives. However, some of our sales may not satisfy the “safe harbor” requirements described above and there can be no assurance that the IRS might not contend that one or more of these sales is subject to the 100% penalty tax.

Asset Tests

At the close of each calendar quarter, we must satisfy six tests relating to the nature of our assets.

(1)	At least 75% of the value of our total assets must be represented by “real estate assets,” cash, cash items, foreign currency that meets certain requirements under the Code, and government securities. Real estate assets include interests in real property, mortgages secured by real estate assets, shares of other REITs, and stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or certain long-term debt obligations.
(2)	Not more than 25% of our total assets may be represented by securities, other than those described in (1) above.
(3)	Except for securities described in (1) above and securities of taxable REIT subsidiaries or qualified REIT subsidiaries, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

(4)	Except for securities described in (1) above and securities of taxable REIT subsidiaries or qualified REIT subsidiaries, we may not own more than 10% of any one issuer’s outstanding voting securities.
(5)	Except for securities described in (1) above, securities of taxable REIT subsidiaries or qualified REIT subsidiaries, and certain types of indebtedness that are not treated as securities for purposes of this test, as discussed below, we may not own more than 10% of the total value of the outstanding securities of any one issuer.
(6)	Not more than 25% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

Each of our assets for purposes of these tests includes our allocable share of all assets held by the entities in which we own an interest that are partnerships or disregarded entities for federal income tax purposes, and the subsidiaries of these entities that are partnerships or disregarded entities for federal income tax purposes, and generally do not include the equity interests in these entities. For purposes of the asset tests other than the 10% value test, an allocable share of the assets of an entity that is treated as a partnership for federal income tax purposes is determined in accordance with the capital interests in that entity. For purposes of the 10% value test, an allocable share of the assets of an entity that is treated as a partnership for federal income tax purposes is determined in accordance with our proportionate ownership of the equity interests and the other securities issued by that entity, other than certain securities specified in the Code.

Securities, for purposes of the asset tests, may include debt a REIT holds from other issuers. However, the Code specifically provides that the following types of debt will not be taken into account as securities for purposes of the 10% value test: (1) securities that meet the “straight debt” safe harbor, as discussed in the next paragraph; (2) loans to individuals or estates; (3) obligations to pay rents from real property; (4) rental agreements described in Section 467 of the Code (other than such agreements with related party tenants); (5) securities issued by other REITs; (6) debt issued by partnerships (other than straight debt or other excluded securities) that derive at least 75% of their gross income from sources that constitute qualifying income for purposes of the 75% gross income test; (7) any debt not otherwise described in this paragraph that is issued by a partnership, but only to the extent of the REIT’s interest as a partner in the partnership; (8) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (9) any other arrangement determined by the IRS.

Debt will meet the “straight debt” safe harbor if (1) neither the REIT nor any of its controlled taxable REIT subsidiaries (i.e., taxable REIT subsidiaries in which the REIT directly or indirectly owns more than 50% of the vote or value of the outstanding stock) owns any securities not described in the preceding paragraph that have an aggregate value greater than one percent of the issuer’s outstanding securities, as calculated under the Code, (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (3) the debt is not convertible, directly or indirectly, into stock, and (4) the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code. Specifically, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a straight debt security if either (1) such contingency does not have the effect of changing the effective yield to maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (i) 5% of the annual yield to maturity or (ii) 0.25%, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1,000,000 and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.

We believe that the assets that we hold and intend to hold will satisfy the foregoing asset tests and securities limitations for each relevant calendar quarter. There can be no assurance, however, that the IRS might not contend that the value of any of the securities owned by us on a relevant testing date has resulted in a violation of one or more of the value limitations.

The Operating Partnership owns 100% of the interests of each of QTS Finance Corporation and Quality Technology Services Holding, LLC. We are considered to own our pro rata share (based on our ownership in the Operating Partnership) of the interests in each of QTS Finance Corporation and Quality Technology Services Holding, LLC equal to our pro-rata ownership of the Operating Partnership because we own interests in the Operating Partnership. Each of QTS Finance Corporation and Quality Technology Services Holding, LLC has elected, together with us, to be treated as our taxable REIT subsidiary. So long as each of QTS Finance Corporation and Quality Technology Services Holding, LLC qualifies as a taxable REIT subsidiary, we will not be subject to the 5% asset test, 10% voting securities limitation or 10% value limitation with respect to our ownership interest. We may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our interest in our taxable REIT subsidiaries has not exceeded and will not exceed 25% of the aggregate value of our gross assets. We intend to limit our ownership of any securities in an issuer that does not qualify as a qualified REIT subsidiary, REIT or a taxable REIT subsidiary so that our ownership of any such securities complies with the 10% voting securities limitation and 10% value limitation. However, we cannot assure you that the IRS will not contend that our assets or our interests in any securities violate the REIT asset requirements.

After initially meeting the asset tests at the close of any quarter, a REIT will not lose its qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of its assets (including a change caused solely by the change in the foreign currency exchange rate used to value a foreign asset). If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by the disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. An example of such an acquisition would be an increase in our interest in the Operating Partnership as a result of the exercise of OP units or an additional capital contribution of proceeds from an offering of capital stock by us.

Furthermore, the failure to satisfy the asset tests can be remedied even after the 30-day cure period. If the total value of the assets that caused a failure of the 5% test, the 10% voting securities test or the 10% value test does not exceed the lesser of 1% of the REIT’s assets at the end of the relevant quarter and $10,000,000, a REIT can cure such a failure by disposing of sufficient assets to cure such a violation within six months following the last day of the quarter in which the REIT first identifies the failure of the asset test. For a violation of any of the asset tests attributable to the ownership of assets the total value of which exceeds the amount described in the preceding sentence, a REIT can avoid disqualification as a REIT if the violation is due to reasonable cause and the REIT disposes of an amount of assets sufficient to cure such violation within the six-month period described in the preceding sentence, pays a tax equal to the greater of $50,000 or the highest corporate income tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non-qualifying assets, and files a schedule with the IRS that describes the assets that caused us to tax the asset. The applicable Treasury Regulations have yet to be issued. Thus, it is not possible to state with precision under what circumstances we would be entitled to the benefit of these provisions.

We monitor our compliance with the asset tests and intend to take such actions within 30 days after the close of any quarter, to the extent reasonably practicable, as may be required to cure any noncompliance. If we fail to cure noncompliance with the asset tests within such time period, we would cease to qualify as a REIT unless we could avail ourselves of available relief provisions. In certain circumstances, utilization of such provisions could result in us being required to pay an excise or penalty tax, which tax could be significant in amount.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

•	the sum of: (a) 90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and the REIT’s net capital gain, and (b) 90% of our after tax net income, if any, from foreclosure property; minus
•	the sum of certain items of non-cash income.

For purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount included in our taxable income without the receipt of a corresponding payment, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.

Dividend distributions generally must be paid in the taxable year to which they relate. Dividends may be paid in the following taxable year in two circumstances. First, dividends may be paid in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment date after such declaration. Second, if we declare a dividend in October, November or December of any year with a record date in one of those months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. We currently intend to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the Operating Partnership’s partnership agreement authorizes us, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements.

In order for distributions to be counted toward satisfying the annual distribution requirement for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax paid by us. Stockholders of ours would then increase the adjusted basis of their common stock by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares. To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of stockholders, of any distributions that are actually made by the REIT, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits.

If we should fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed and (b) the amounts of income retained on which we have paid corporate income tax. We have made and intend to continue to make timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (1) the actual receipt of cash, including receipt of distributions from our subsidiaries, and (2) our inclusion of items in income for federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay taxable dividends in the form of stock or in-kind distributions of property.

In certain circumstances, we may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In we do pay “deficiency dividends,” we may be able to avoid losing our REIT status or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends. We currently do not have any plans, however, to pay a portion of our dividends in stock.

If we were to recognize “built-in-gain” (as defined below) on the disposition of any assets acquired from a “C” corporation in a transaction in which our basis in the assets was determined by reference to the “C” corporation’s basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90% of the built-in-gain net of the tax it would pay on such gain. “Built-in-gain” is the excess of (a) the fair market value of the asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition).

Record-Keeping Requirements

We are required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.

Failure to Qualify

Specified cure provisions may be available to us in the event we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT. Except with respect to violations of the REIT income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Code do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we are not a REIT would not be deductible by us, nor would they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, all distributions to stockholders that are individuals will generally be taxable at a rate of 20%, and, subject to limitations of the Code, corporate stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief. We intend to take advantage of any and all relief provisions that are available to us to cure any violation of the requirements applicable to REITs.

Tax Aspects of Investments in the Operating Partnership

General

We hold substantially all of our real estate assets through a single operating partnership that holds pass-through subsidiaries. In general, an entity classified as a partnership (or a disregarded entity) for federal income tax purposes is a “pass-through” entity that is not subject to federal income tax. Rather, partners or members are allocated their proportionate shares of the items of income, gain, loss, deduction, and credit of the entity, and are potentially subject to tax on these items, without regard to whether the partners or members receive a distribution from the entity. Thus, we include in our income our proportionate share of these income items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we include our proportionate share of the assets held by the Operating Partnership. Consequently, to the extent that we hold an equity interest in the Operating Partnership, the Operating Partnership’s assets and operations may affect our ability to qualify as a REIT.

Entity Classification

Our investment in the Operating Partnership involves special tax considerations, including the possibility of a challenge by the IRS of the tax status of such partnership. If the IRS were to successfully treat the Operating Partnership as an association or publicly traded partnership taxable as a corporation for federal income tax purposes, the Operating Partnership would be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of our gross income would change and could preclude us from satisfying the REIT asset tests or the gross income tests as discussed in “Taxation of QTS Realty Trust, Inc. — Taxation of REITs in General — Asset Tests” and “Taxation of QTS Realty Trust, Inc. — Taxation of REITs in General — Income Tests,” and in turn could prevent us from qualifying as a REIT unless we are eligible for relief from the violation pursuant to relief provisions described above. See “Taxation of QTS Realty Trust, Inc. — Failure to Qualify,” above, for a discussion of the effect of our failure to meet these tests for a taxable year, and of the relief provisions. In addition, any change in the status of the Operating Partnership for tax purposes could be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

A partnership is a “publicly-traded partnership” under Section 7704 of the Code is:

(1)	interests in the partnership are traded on an established securities market; or
(2)	interests in the partnership are readily tradable on a “secondary market” or the “substantial equivalent” of a secondary market.

We and the Operating Partnership take the reporting position for federal income tax purposes that the Operating Partnership is not a publicly-traded partnership. There is a risk, however, that the right of a holder of OP units to redeem the units for shares of common stock could cause OP units to be considered readily tradable on the substantial equivalent of a secondary market. Under the relevant Treasury regulations, interests in a partnership will not be considered readily tradable on a secondary market, or on the substantial equivalent of a secondary market, if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership. We believe that the Operating Partnership will qualify for at least one of these safe harbors at all times in the foreseeable future. The Operating Partnership cannot provide any assurance that it will continue to qualify for one of the safe harbors mentioned above.

If the Operating Partnership is a publicly-traded partnership, it will be taxed as a corporation unless at least 90% of its gross income consists of “qualifying income” under Section 7704 of the Code. Qualifying income is generally real property rents and other types of passive income. We believe that the Operating Partnership will have sufficient qualifying income so that it would be taxed as a partnership, even if it were a publicly-traded partnership. The income requirements applicable to us in order to qualify as a REIT under the Code and the definition of qualifying income under the publicly-traded partnership rules are very similar. Although differences exist between these two income tests, we do not believe that these differences would cause the Operating Partnership not to satisfy the 90% gross income test applicable to publicly-traded partnerships.

Tax Allocations with Respect to the Properties

In general, under the Code and the Treasury regulations, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in that partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely made for federal income tax purposes and do not affect other economic or legal arrangements among the partners.

These general rules may apply to a contribution of property by us to the Operating Partnership. To the extent that the Operating Partnership acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time at which the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of these items to the other (i.e. non-contributing) partners. These rules may also apply to the contribution by us to the Operating Partnership of the net cash proceeds received in offerings of our Stock. As a result, members, including us, could be allocated greater or lesser amounts of depreciation and taxable income in respect of the Operating Partnership’s properties than would be the case if all of the Operating Partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to the Operating Partnership. This could cause us to recognize taxable income in excess of cash flow from the Operating Partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed above.

While the Operating Partnership uses the “remedial method” under Section 704(c) of the Code with respect to the appreciation that existed with respect to the properties contributed to the Operating Partnership in 2009 (the “2009 Contribution”) we use the “traditional method” under Section 704(c) of the Code with respect to all appreciation with respect to those properties (and all other properties) since the time of the 2009 Contribution. The Operating Partnership uses the “traditional method” with respect to the properties contributed in connection with the formation transactions. As a result of the Operating Partnership’s use of the “traditional method” with respect to appreciation since the 2009 Contribution, our tax depreciation deductions attributable to those properties may be lower, and gain on sale of such property may be higher, than they would have been if the Operating Partnership had acquired those properties for cash (or were to use the “remedial method” with respect to appreciation in our properties since the 2009 Contribution). If we receive lower tax depreciation deductions from contributed properties, we would recognize increased taxable income, which could increase the annual distributions that we are required to make under the federal income tax rules applicable to REITs or cause a higher portion of our distributions to be treated as taxable dividend income, instead of a tax-free return of capital or a capital gain. See “Certain U.S. Federal Income Tax Considerations — Taxation of Holders of Stock.”

Taxation of Holders of Stock

Taxation of Taxable U.S. Stockholders

As used in the remainder of this discussion, the term “U.S. holder” means a beneficial owner of ours that is for federal income tax purposes:

(1)	an individual who is a citizen or resident of the United States;
(2)	a corporation (or entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, or any state thereof, or the District of Columbia;
(3)	an estate, the income of which is subject to United States federal income taxation regardless of its source; or
(4)	a trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (ii) it has a valid election in place to be treated as a U.S. person.

Generally, if an entity or arrangement treated as a partnership for federal income tax purposes holds our Stock, the treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Stock, you should consult with your tax advisor regarding the tax consequences of the ownership and disposition of our Stock.

A “non-U.S. holder” is a holder, including any partner in a partnership that holds our Stock that is not a U.S. holder.

Distributions Generally.  So long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits that are not designated as capital gains dividends or “qualified dividend income” will be taxable to our taxable U.S. holders as ordinary income and will not be eligible for the dividends received deduction in the case of U.S. holders that are corporations. For purposes of determining whether distributions to holders of Stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to any preferred stock and then to our common stock.

To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. holder. This treatment will reduce the adjusted tax basis that each U.S. holder has in its Stock for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. holder’s adjusted tax basis in its Stock will be taxable as capital gains, provided that the Stock has been held as a capital asset, and will be taxable as long-term capital gain if the Stock has been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a holder of record on a specified date in any of these months shall be treated as both paid by us and received by the holder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year.

Capital Gain Dividends; Retained Net Capital Gain.  We may elect to designate distributions of our net capital gain as “capital gain dividends.” Distributions that we properly designate as “capital gain dividends” will be taxable to our taxable U.S. holders as gain from the sale or disposition of a capital asset to the extent that such gain does not exceed our actual net capital gain for the taxable year. Designations made by us will only be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, a U.S. holder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the holder as capital gain. Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income.

Instead of paying capital gain dividends, we may designate all or part of our net capital gain as “undistributed capital gain.” We will be subject to tax at regular corporate rates on any undistributed capital gain. A U.S. holder (a) will include in its income as long-term capital gains its proportionate share of such undistributed capital gain; and (b) will be deemed to have paid its proportionate share of the tax paid by us on such undistributed capital gain and receive a credit or a refund to the extent that the tax paid by us exceeds the U.S. holder’s tax liability on the undistributed capital gain. A U.S. holder will increase the basis in its Stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. A U.S. holder that is a corporation will appropriately adjust its earnings and profits for the retained capital gain in accordance with Treasury regulations to be prescribed by the IRS. Our earnings and profits will be adjusted appropriately. A U.S. holder will increase the basis in its Stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our E&P will be adjusted appropriately.

We will classify portions of any designated capital gain dividend or undistributed capital gain as either:

(1)	a long-term capital gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 20%, and to U.S. holders that are corporations at a maximum rate of 35%; or
(2)	an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 25%, to the extent of previously claimed depreciation deductions.

Designations made by us will be effective only to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type. If we designate any portion of our net capital gain as undistributed capital gain, a U.S. holder will receive an IRS Form 2439 indicating the total amount of undistributed capital gain, the amount of unrecaptured Section 1250 gain, if any, and the tax paid by us on the undistributed capital gain.

Qualified Dividend Income.  We may designate a portion of our distributions paid to U.S. holders as “qualified dividend income.” That portion of a distribution which is properly designated as qualified dividend income is taxable to non-corporate U.S. holders at long-term capital gain rates, provided that the U.S. holder has held the Stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such Stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

•	the qualified dividend income received by us during such taxable year from regular corporations (including our taxable REIT subsidiary);
•	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to such undistributed REIT taxable income; and
•	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a regular corporation over the federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of the first bullet above if (A) the dividends are received from (i) a U.S. corporation (other than a REIT or a regulated investment company), (ii) any of our taxable REIT subsidiaries, or (iii) a “qualified foreign corporation,” and (B) specified holding period requirements and other requirements are met. A foreign corporation (generally excluding a “passive foreign investment company”) will be a qualified foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the shares of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States.

If we designate any portion of a dividend as a capital gain dividend or as qualified dividend income, the amount that will be taxable to the U.S. holder as capital gain or as qualified dividend income will be indicated to U.S. holders on IRS Form 1099-DIV.

Dispositions of Stock.  In general, a U.S. holder will realize gain or loss upon the sale, redemption, or other taxable disposition of our Stock in an amount equal to the difference between the sum of the fair market value of any property received and the amount of cash received in such disposition, and the U.S. holder’s adjusted tax basis in the Stock at the time of the disposition. In general, a U.S. holder’s tax basis will equal the U.S. holder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. holder (discussed above), less tax deemed paid on it, and reduced by returns of capital. In general, capital gains recognized by U.S. holders taxed at individual rates upon the sale or disposition of our Stock will be subject to a maximum federal income tax rate of 20% if the Stock is held for more than 12 months, and will be taxed at ordinary income rates of up to 39.6% if the Stock is held for 12 months or less. Gains recognized by U.S. holders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a U.S. holder upon the disposition of Stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. holder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of Stock by a U.S. holder who has held the Stock for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that are required to be treated by the U.S. holder as long-term capital gain.

If a U.S. holder recognizes a loss upon a subsequent sale or other disposition of our Stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transaction to the IRS. While these regulations are directed towards “tax shelters,” they are written broadly and apply to transactions that would not typically be considered tax shelters. In addition significant penalties are imposed by the Code for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our Stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in the transactions involving us (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations.  Distributions made by us and gain arising from the sale or exchange by a U.S. holder of our Stock will not be treated as passive activity income. As a result, U.S. holders will not be able to apply any “passive losses” against income or gain relating to our Stock. Distributions made by us, to the extent they do not constitute return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Medicare Tax.  The Health Care and Reconciliation Act of 2010 requires that, in certain circumstances, certain U.S. holders that are individuals, estates, and trusts pay a 3.8% tax on “net investment income,” which includes, among other things, dividends on and gains from the sale or other disposition of Stock to the extent the U.S. holder’s adjusted gross income exceeds certain thresholds. Prospective investors should consult their own tax advisors regarding this potential impact of this tax on their individual circumstances.

Legislation Relating To Foreign Accounts.  The Foreign Account Tax Compliance Act (“FATCA”), which was enacted in 2010, imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligations requirements are satisfied. Prospective investors are advised to consult their own tax advisors regarding this legislation. See “— Information Reporting and Backup Withholding Tax Applicable to Holders — U.S. Stockholders — Legislation Relating To Foreign Accounts.”

Taxation of Non-U.S. Stockholders

The following is a summary of certain federal income and estate tax consequences of the ownership and disposition of our Stock applicable to non-U.S. holders of our Stock. The discussion is based on current law and is for general information only. It addresses only selected, and not all, aspects of federal income and estate taxation.

Distributions Generally.  As described in the discussion below, distributions paid by us with respect to our Stock will be treated for federal income tax purposes as:

•	ordinary dividends;
•	return of capital distributions; or
•	long-term capital gain.

This discussion assumes that our Stock will be considered regularly traded on an established securities market for purposes of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) provisions described below. If our Stock is not regularly traded on an established securities market, the tax considerations described below would materially differ.

Ordinary Income Dividends.  Subject to the discussion below, distributions by us to a non-U.S. holder generally will be treated as ordinary dividends to the extent that they are made out of our current or accumulated earnings and profits and:

•	are not attributable to our net capital gain, or
•	the distribution is attributable to our net capital gain from the sale of “U.S. real property interests,” or USRPIs, and the non-U.S. holder owns 5% or less of the value of our Stock at all times during the one-year period ending on the date of distribution.

We generally expect to withhold U.S. income tax at the rate of 30% on any distribution (including distributions that may later be determined to have been made in excess of current and accumulated E&P) made to a non-U.S. holder unless:

•	a lower treaty rate applies and the non-U.S. holder files an Internal Revenue Service Form W-8BEN with us evidencing eligibility for that reduced rate is filed with us;
•	the non-U.S. holder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business; or
•	the non-U.S. holder is a foreign sovereign or controlled entity of a foreign sovereign and also provides an IRS Form W-8EXP claiming an exemption from withholding under section 892 of the Code.

Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. holder in its Stock will reduce the non-U.S. holder’s adjusted basis in its Stock and will not be subject to federal income tax. Distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. holder in its Stock will be treated as gain from the sale of its Stock, the tax treatment of which is described below. See “— Dispositions of Stock.”

We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies or the non-U.S. holder is not liable for tax on the receipt of that distribution. However, a non-U.S. holder may seek a refund of these amounts from the Internal Revenue Service if the non-U.S. holder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Capital Gain Dividends.  A distribution paid by us to a non-U.S. holder will be treated as long-term capital gain if the distribution is paid out of our current or accumulated E&P and:

•	the distribution is attributable to our net capital gain (other than from the sale of USRPIs) and we timely designate the distribution as a capital gain dividend; or
•	the distribution is attributable to our net capital gain from the sale of USRPIs and the non-U.S. holder owns more than 5% of the value of our Stock at any point during the one year period ending on the date of distribution.

Distributions to non-U.S. holders that are designated by us at the time of distribution as capital gain dividends generally should not be subject to federal income taxation, unless:

•	the investment in our Stock is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder will be subject to tax on a net basis in a manner similar to the taxation of U.S. holders with respect to such gain, except that a holder that is a foreign corporation may also be subject to the additional 30% branch profits tax; or
•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and either has a “tax home” in the United States or with respect to whom certain other conditions exist, in which case such nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Under FIRPTA, distributions that are attributable to net capital gain from the sale by us of USRPIs and paid to a non-U.S. holder that owns more than 5% of the value of our Stock at any time during the taxable year during the one year period ending on the date on which the distribution is paid will be subject to tax as income effectively connected with a U.S. trade or business. The FIRPTA tax will apply to these distributions whether or not the distribution is designated as a capital gain dividend. Such distributions may be subject to a 30% branch profits tax.

With respect to a non-U.S. holder receiving a distribution that is treated as a capital gain dividend or could be treated as a capital gain dividend, we will withhold and remit to the IRS 35% of any distribution to that non-U.S. holders that is either designated as a capital gain dividend, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gain to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. holder’s federal income tax liability or refundable when the non-U.S. holder properly and timely files a tax return with the IRS.

It is not entirely clear whether distributions that are (i) otherwise treated as capital gain dividends, (ii) not attributable to the disposition of a U.S. real property interest, and (iii) paid to non-U.S. holders who own less than 5% of the value of the class of our stock in respect of which the distributions are made at all times during the relevant taxable year, will be treated as (a) long-term capital gain to such non-U.S. holders or as (b) ordinary dividends taxable in the manner described above. If we were to pay a capital gain dividend described in the prior sentence, non-U.S. holders should consult their tax advisers regarding the taxation of such distribution in their particular circumstances.

Retention of Net Capital Gains.  Although the law is not clear on the matter, it appears that amounts designated by us as retained capital gains in respect of the Stock held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as actual distributions by us of capital gain dividends. Under that approach, a non-U.S. holder would be able to offset as a credit against its United States federal income tax liability resulting therefrom, an amount equal to its proportionate share of the tax paid by us on such undistributed capital gains, and to receive from the IRS a refund to the extent its proportionate share of such tax paid by us were to exceed its actual United States federal income tax liability, and the non-U.S holder timely files an appropriate claim for refunds.

Dispositions of Stock.  Unless our Stock constitutes a USRPI, a sale of our Stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Generally, with respect to any particular stockholder, our Stock will constitute a USRPI only if each of the following three statements is true:

•	50% or more of all of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor;
•	We are not a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. holders. We believe that we are and will remain a domestically controlled qualified investment entity and, therefore, that the sale of our Stock by a non-U.S. holder would not be subject to taxation under FIRPTA. Because our Stock is publicly traded, however, we cannot guarantee that we will continue to be a domestically controlled qualified investment entity.
•	Either (1) our Stock is not “regularly traded,” as defined by applicable Treasury regulations, on an “established securities market” in the U.S., or (2) our Stock is “regularly traded” on an “established securities market” in the U.S. and the selling non-U.S. holder has held over 5% of the value of our outstanding Stock at any time during the shorter of the period during which the non-U.S. holder held the Stock or the five-year period ending on the date of the sale or exchange.

Specific wash sales rules applicable to sales of REIT stock could result in gain recognition, taxable under FIRPTA, upon the sale of our Stock even if we are a domestically controlled qualified investment entity. These rules would apply if a non-U.S. holder (1) disposes of our Stock within a 30–day period preceding the ex-dividend date of a distribution, which distribution is to be made with respect to the Stock, any portion of which, but for the disposition, would have been taxable to such non-U.S. holder as gain from the sale or exchange of a USRPI, (2) acquires, or enters into a contract or option to acquire, substantially identical stock during the 61–day period that begins 30 days prior to the ex-dividend date described in (1) above, and (3) if our Stock is “regularly traded” on an “established securities market” in the U.S. and such non-U.S. holder has owned more than 5% of our outstanding Stock at any time during the one year period ending on the date of the distribution described in (1) above.

If gain on the sale of our Stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to the same treatment as a U.S. holder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the Stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our Stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder if: (1) the non-U.S. holder’s investment in our Stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, in which case the non-U.S. holder will be subject to the same treatment as a U.S. holder with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Taxation of U.S. Tax-Exempt Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). Provided that (1) a tax-exempt holder has not held our Stock as “debt financed property” within the meaning of the Code (i.e. where the acquisition or holding of the property is financed through a borrowing by the tax-exempt holder), and (2) our Stock is not otherwise used in an unrelated trade or business, distributions from us and income from the sale of our Stock should not give rise to UBTI to a tax-exempt holder.

Tax-exempt holders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In certain circumstances, a pension trust that owns more than 10% (by value) of interests in us could be required to treat a percentage of the dividends from us as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (1) one pension trust owns more than 25% (by value) of interests in us, or (2) a group of pension trusts, each individually holding more than 10% of the value of our Stock, collectively owns more than 50% (by value) of interests in us. Certain restrictions on ownership and transfer of our Stock should generally prevent a tax-exempt entity from owning more than 10% (by value) of interests in us, or our becoming a pension-held REIT.

U.S. tax-exempt holders are urged to consult their tax advisors regarding the federal, state, local and foreign tax consequences of owning our Stock.

Information Reporting and Backup Withholding Tax Applicable to Stockholders

U.S. Stockholders — Generally.  In general, information-reporting requirements will apply to payments of distributions on our Stock and payments of the proceeds of the sale of our Stock to some U.S. holders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax on such payments (currently at the rate of 28%) if:

(1)	the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;
(2)	the IRS notifies the payer that the TIN furnished by the payee is incorrect;
(3)	there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code; or
(4)	there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some holders of our Stock, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

U.S. Stockholders — Legislation Relating to Foreign Accounts.  Under FATCA, certain future payments made to “foreign financial institutions” and “non-financial foreign entities” may be subject to withholding at a rate of 30%. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this new legislation on their ownership and disposition of our Stock. See “— Non-U.S. Stockholders — Withholding on Payments to Certain Foreign Entities” below.

Non-U.S. Stockholders — Generally.  Generally, information reporting will apply to payments of distributions on our Stock, and backup withholding described above for a U.S. holder will apply, unless the payee certifies that it is not a United States person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our Stock to or through the United States office of a United States or foreign broker will not generally be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership 50% or more of whose interests are held by partners who are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker unless the broker has documentary evidence as to the non-U.S. holder’s foreign status or has no actual knowledge to the contrary.

Generally, non-U.S. holders will satisfy the information reporting requirements by providing a proper IRS withholding certificate (such as the Form W-8BEN). In the absence of a proper withholding certificate, applicable Treasury regulations provide presumptions regarding the status of stockholders when payments to the stockholders cannot be reliably associated with appropriate documentation provided to the payor. If a non-U.S. holder fails to comply with the information reporting requirement, payments to such person may be subject to the full withholding tax even if such person might have been eligible for a reduced rate of withholding or no withholding under an applicable income tax treaty. Any payment subject to a withholding tax will not be again subject to backup withholding. Because the application of these Treasury regulations varies depending on the non-U.S. holder’s particular circumstances, non-U.S. holders are urged to consult their tax advisor regarding the information reporting requirements applicable to them.

Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-U.S. stockholder’s federal income tax liability if certain required information is furnished to the IRS. Non-U.S. holders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Non-U.S. Stockholders — Withholding on Payments to Certain Foreign Entities.  FATCA imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligations requirements are satisfied.

The Treasury Department and the IRS have issued final regulations under FATCA. As a general matter, FATCA imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our Stock if paid to a foreign entity unless either (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding, and certification obligations, or in the case of a foreign financial institution that is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, the entity complies with the diligence and reporting requirements of such agreement, (ii) the foreign entity is not a “foreign financial institution” and identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is exempted under FATCA. Under delayed effective dates provided for in the regulations and subsequent guidance, the required withholding began July 1, 2014 with respect to dividends on our Stock, but will not begin until January 1, 2017 with respect to gross proceeds from a sale or other disposition of our Stock.

If withholding is required under FATCA on a payment related to our Stock, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. We cannot give you any assurances as to whether, or in what form, any proposals affecting REITs or their stockholders will be enacted. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our Stock.

State, Local and Foreign Taxes

We and our subsidiaries and the holders of our Stock may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. We own data centers located in a number of jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. The state, local or foreign tax treatment of us and holders of our Stock may not conform to the federal income tax treatment discussed above. We will pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes incurred by us do not pass through to stockholders as a credit against their federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our Stock.

Tax Shelter Reporting

If a holder recognizes a loss as a result of a transaction with respect to our shares of at least (i) for a holder that is an individual, S corporation, trust or a partnership with at least one non-corporate partner, $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, or (ii) for a holder that is either a corporation or a partnership with only corporate partners, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such holder may be required to file a disclosure statement with the IRS on Form 8886. Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

LEGAL MATTERS

The validity of the securities offered by means of this prospectus and certain U.S. federal income tax matters have been passed upon for us by Hogan Lovells US LLP.

EXPERTS

The consolidated balance sheets of QTS Realty Trust, Inc. and subsidiaries as of December 31, 2013 and QualityTech, LP (as predecessor) as of December 31, 2012 and the related consolidated statements of comprehensive income, shareholders’ equity, and cash flows for the period from May 17, 2013 to December 31, 2013 of QTS Realty Trust, Inc. and subsidiaries and the related consolidated statements of operations and comprehensive loss, partners’ capital, and cash flows for the period from January 1, 2013 to October 14, 2013 and for the years ended December 31, 2012 and 2011 of QualityTech, LP (as predecessor) appearing in QTS Realty Trust, Inc.’s Annual Report (Form 10-K) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE TO FIND ADDITIONAL INFORMATION

Our website address is www.qtsdatacenters.com. We make our SEC filings available on our website, free of charge, as soon as reasonably practicable after such materials are filed with, or furnished to the SEC. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus or any applicable prospectus supplement.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to our company and the securities to be registered, we refer you to the registration statement, including the exhibits, schedules and information incorporated by reference into the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to or incorporated by reference into the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, and other documents that we file with the SEC, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. In addition, our SEC filings also are available electronically to the public on the SEC’s website at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

SEC rules allow us to incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2013;
•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014;
•	the portions of the Definitive Proxy Statement on Schedule 14A filed with the SEC on March 19, 2014 incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2013;
•	our Current Reports on Form 8-K filed with the SEC on April 15, 2014, May 9, 2014, July 3, 2014 and July 28, 2014; and
•	the description of our Class A common stock included in our Registration Statement on Form 8-A filed on October 1, 2013, and all reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated. We are not, however, incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K. These documents may include, among others, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You may obtain copies of the documents we incorporate by reference by contacting us as described below, or through contacting the SEC or accessing its website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into those documents, by requesting them in writing or by telephone at:

QTS Realty Trust, Inc.
12851 Foster Street
Overland Park, KS 66213
(913) 814-9988
Attn: Investor Relations

2,175,000 Shares

QTS REALTY TRUST, INC.

Class A Common Stock

Prospectus Supplement

Credit Suisse

November 24, 2015